UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ABIOMED, INC.

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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22 Cherry Hill Drive

Danvers, Massachusetts 01923

Dear Fellow Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2019 Annual Meeting of Stockholders of ABIOMED, Inc., to be held at 8:00 a.m., Eastern Time, on Wednesday, August 7, 2019, at the Beauport Hotel, located at 55 Commercial Street, Gloucester, Massachusetts 01930. The notice and proxy statement for the 2019 Annual Meeting are attached to this letter and describe the business to be conducted at the 2019 Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about June 25, 2019 to our stockholders of record as of the close of business on June 10, 2019. We also provided access to our proxy materials over the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included on page 59 of this proxy statement or in the Notice of Internet Availability of Proxy Materials.

To have your vote recorded, you should vote over the Internet or by telephone. In addition, if you have requested or received a paper copy of the proxy materials, you may vote by signing, dating and returning the proxy card sent to you in the envelope accompanying the proxy materials. We encourage you to vote by any of these methods even if you currently plan to attend the 2019 Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the 2019 Annual Meeting. If you decide to attend, you can still vote your shares in person if you wish.

On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on August 7, 2019.

Very truly yours,

Michael R. Minogue

Chairman, President and Chief Executive Officer

June 25, 2019

NOTICE OF 2019 ANNUAL MEETING OF

STOCKHOLDERS OF ABIOMED, INC.

DATE AND TIME:	Wednesday, August 7, 2019 at 8:00 a.m., Eastern Time

PLACE:	Beauport Hotel 55 Commercial Street Gloucester, Massachusetts 01930

ITEMS OF BUSINESS:

1)    Elect the two Class III director nominees listed in the accompanying proxy statement (the “Proxy Statement”) to serve for a three-year term until the 2022 Annual Meeting of Stockholders;

2)    Consider a non-binding, advisory vote to approve the compensation of our named executive officers;

3)    Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020; and

4)    Consider and act upon any matter which may properly come before the 2019 Annual Meeting and any adjournments or postponements thereof.

WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on Monday, June 10, 2019 (the “Record Date”).

VOTING:

We urge you to participate in the meeting, either by attending and voting in person or by voting through other acceptable means as promptly as possible. You may vote by telephone, through the Internet or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Each share is entitled to one vote on each matter to be voted upon at the 2019 Annual Meeting. Your vote is important and we urge you to vote.

2019 ANNUAL REPORT:	A copy of our annual report to stockholders for the fiscal year ended March 31, 2019 accompanies this Proxy Statement.

June 25, 2019
Danvers, Massachusetts	By Order of the Board of Directors,
Marc A. Began Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 7, 2019

This Notice of Annual Meeting and the accompanying Proxy Statement are being distributed or made available, as the case may be, on or about June 25, 2019, and the Proxy Statement and our annual report to stockholders for the fiscal year ended March 31, 2019 are available on our website at http://www.abiomed.com/proxy.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Why am I being provided with these materials?

We are providing this proxy statement (the “Proxy Statement”) to you in connection with the solicitation by our board of directors (the “Board” or the “Board of Directors”) of proxies to be voted at our annual meeting of stockholders to be held on August 7, 2019 (the “Annual Meeting” or the “Annual Meeting of Stockholders”), and at any postponements or adjournments of the 2019 Annual Meeting. We have either (i) delivered to you a notice of annual meeting (a “Notice”) and made these proxy materials available to you on the Internet or (ii) delivered printed versions of these materials, including a proxy card, to you by mail.

How do I vote my shares without attending the 2019 Annual Meeting?

If you are a stockholder of record (meaning your shares of our common stock are registered directly with our transfer agent, American Stock Transfer & Trust Company, LLC, or “AST”), you may vote by granting a proxy. Specifically, you may vote:

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by Internet—you may submit your proxy by going to www.proxyvote.com and following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or proxy card in order to vote by Internet.

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by Telephone—you may submit your proxy by using a touch-tone telephone to dial 1-800-690-6903 and following the recorded instructions. You will need the 16-digit number included on your Notice or proxy card in order to vote by telephone.

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by Mail—you may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity, you must indicate your name and title or capacity.

If you hold your shares in street name, you may vote by submitting voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this on the Internet, by telephone or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Who is entitled to vote?

Stockholders as of the close of business on June 10, 2019 (the “Record Date”) may vote at the 2019 Annual Meeting. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•

held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee on how to vote their shares.

What constitutes a quorum?

A majority in interest of all stock issued, outstanding and entitled to vote at a meeting must be present or represented by proxy to constitute a quorum at the 2019 Annual Meeting. Abstentions and shares represented by “broker non-votes”, as described below, are counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, 45,283,194 shares of the Company’s common stock were outstanding, and each share is entitled to one vote at the 2019 Annual Meeting.

What are the voting deadlines if I do not attend the 2019 Annual Meeting?

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on August 6, 2019 for the voting of shares held by stockholders of record or held in street name and at 11:59 p.m. (Eastern Time) on August 4, 2019 for the voting of shares held through the Company’s equity incentive plans.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than August 6, 2019.

May I revoke my proxy or change my vote?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may revoke your proxy or change your vote by:

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sending a written statement to that effect to the attention of our Vice President, General Counsel and Secretary at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923, provided such statement is received no later than August 6, 2019, or, in the case of voting of shares held through the Company’s equity incentive plans, no later than August 4, 2019;

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voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on August 6, 2019, or, in the case of voting of shares held through the Company’s equity incentive plans, August 4, 2019;

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submitting a properly signed proxy card with a later date that is received no later than August 6, 2019, or, in the case of voting of shares held through the Company’s equity incentive plans, no later than August 4, 2019; or

•	attending the 2019 Annual Meeting, and revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the 2019 Annual Meeting if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares in person.

What is a “broker non-vote” and how does it affect voting on each proposal?

A “broker non-vote” occurs if you hold your shares in street name and do not provide voting instructions to your broker on a proposal and your broker does not have discretionary authority to vote on such proposal. See below for a discussion of which proposals permit discretionary voting by brokers and the effect of a “broker non-vote.”

What if I receive more than one Notice or proxy card about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card, or, if you vote by Internet or telephone, vote once for each Notice or proxy card you receive.

How do I vote my shares in person at the 2019 Annual Meeting?

First, as discussed below, you must satisfy the requirements for admission to the 2019 Annual Meeting. Then, if you are a stockholder of record and prefer to vote your shares at the 2019 Annual Meeting, you must bring proof of identification along with your Notice, proxy card or proof of ownership. You may vote shares held in street name at the 2019 Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares in person.

What do I need to be admitted to the 2019 Annual Meeting?

You will need a form of valid government-issued personal identification (such as a driver’s license) along with either your Notice, proxy card or proof of stock ownership to enter the 2019 Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to the 2019 Annual Meeting, you must present proof of your ownership of our common stock, such as a bank or brokerage account statement, a copy of the voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership. If you are a representative or proxyholder of an entity that owns our common stock, you must present evidence that you are the entity’s authorized representative or proxyholder, and, if the entity is a street name owner, proof of the entity’s beneficial ownership as of the record date.

Are there other things I should know if I intend to attend the 2019 Annual Meeting?

Please note that no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the 2019 Annual Meeting. Attendees may be subject to security inspections and other security precautions. We reserve the right to limit the number of representatives who may attend the meeting.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Could other matters be decided at the 2019 Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the 2019 Annual Meeting other than those referred to in this Proxy Statement, and the deadline for submitting proposals under our by-laws has passed. If other matters are properly presented at the 2019 Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay the cost of this proxy solicitation?

We will bear the cost of solicitation of proxies. Some of our officers and employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy materials to their principals. In addition, we have hired Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902 to solicit proxies. We expect to pay Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902 a fee of $12,500 plus reasonable expenses for these services.

What am I voting on, how many votes are required to approve each proposal, how are votes counted and how does the Board recommend I vote?

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommendation(2)	Broker Discretionary Voting Allowed(3)	Impact of Abstain Vote
Proposal No. 1 - Election of the two Class III director nominees listed in this Proxy Statement	Plurality of votes cast, with director resignation policy.(1)	“FOR” “WITHHOLD”	“FOR”	No	N/A

		“FOR”	“FOR”	No	None
Proposal No. 2 - Non-binding, advisory vote to approve the compensation of our named executive officers	Majority of votes cast	“AGAINST” “ABSTAIN”

Proposal No. 3 - Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020	Majority of votes cast	“FOR” “AGAINST” “ABSTAIN”	“FOR”	Yes	None

(1) We have adopted a director resignation policy that applies in uncontested elections of directors. This means that the plurality standard will determine whether a director nominee is elected, but our resignation policy will require that the number of votes cast “for” a director must exceed the number of votes “withheld” from the director, or the director must submit his or her resignation. The Governance and Nominating Committee of the Board of Directors (the “Governance and Nominating Committee”) would then consider whether to recommend that the Board of Directors accept or reject the resignation. See “The Board of Directors and Certain Governance Matters—Director Resignation Policy” below for additional details.

(2) If you are a registered holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board’s recommendation.

(3) A broker non-vote will not count as a vote “for” or “against” a director and will have no effect on the outcome of the election of the two director nominees disclosed in Proposal No. 1 or on the outcome of Proposal No. 2. If a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the 2019 Annual Meeting is required in order to approve the proposal as described in the column “Vote Required” above, then a broker non-vote will have the same effect as a vote “against” Proposal No. 3.

What will be the result if I submit my proxy card without making specific instructions?

If you properly submit your proxy card without making specific instructions, your shares will be voted in the manner recommended by our Board of Directors as follows: “for” each of the two Class III director nominees (Proposal No. 1); “for” the approval of the compensation of our named executive officers (Proposal No. 2); and “for” the ratification of the appointment of our independent registered public accounting firm (Proposal No. 3). If any other matters not included in this Proxy Statement properly come before the meeting, the shares represented by the proxy will be voted by the holders of the proxies in accordance with their best judgment to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The proxy may be removed at any time prior to exercise by the means discussed under “—May I revoke my proxy or change my vote?”

Is there a list of stockholders entitled to vote at the 2019 Annual Meeting?

The names of stockholders entitled to vote at the 2019 Annual Meeting will be available at the 2019 Annual Meeting and for ten days prior to the 2019 Annual Meeting for any purpose germane to the 2019 Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Eastern Time), at our principal executive offices at 22 Cherry Hill Drive, Danvers, Massachusetts 01923, by contacting Marc A. Began, our Vice President, General Counsel and Secretary.

PROPOSALS REQUIRING YOUR VOTE

Proposal No. 1 – Election of Directors

Our Board of Directors currently consists of seven directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of a class of directors expires each year at the annual meeting of stockholders. Each director continues to serve as a director until his or her successor is duly elected and qualified, or until his or her earlier removal, death or resignation. This year, the terms of the Class III directors, Michael R. Minogue and Martin P. Sutter, expire at the 2019 Annual Meeting. Dorothy E. Puhy, Paul G. Thomas and Christopher D. Van Gorder currently serve as Class I directors, with their terms of office expiring at the 2020 Annual Meeting of Stockholders, and Eric A. Rose and Jeannine M. Rivet currently serve as Class II directors, with their terms of office expiring at the 2021 Annual Meeting of Stockholders.

Our Board of Directors has nominated each of Mr. Minogue and Mr. Sutter to serve as a Class III director for a three-year term until the 2022 Annual Meeting of Stockholders, or until his successor has been duly elected and qualified or until his earlier removal, death or resignation. If any nominee at the time of the 2019 Annual Meeting is unable or unwilling to serve or is otherwise unavailable for election, and our Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any, pursuant to Rule 14a-4(c) under the Exchange Act. The proposed nominees have consented to being named in the proxy statement and to serve if elected. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

The following information describes the offices held and other business directorships of each nominee for election at the 2019 Annual Meeting and each director continuing in office beyond the 2019 Annual Meeting. Ages set forth below are as of June 10, 2019. Beneficial ownership of equity securities of the nominees and other directors is described in “Security Ownership of Certain Beneficial Owners and Management” on page 55.

Class III – Nominees for Term Expiring This Year

The Governance and Nominating Committee and the Board believe that each of the nominees for election at the 2019 Annual Meeting possesses a strong and unique set of attributes. The particular experience, qualifications or skills of each nominee that the Governance and Nominating Committee believes will advance the Company’s goals are included in the individual biographies below. The Governance and Nominating Committee and the Board believe that, as a group, these nominees provide the Board with an optimal balance of experience, leadership, competencies, qualifications and skills.

Director Since: 2004 Age: 52	MICHAEL R. MINOGUE

Position, Principal Occupation and Professional Experience:

Chairman, President and Chief Executive Officer, ABIOMED, Inc. Mr. Minogue has served as our President, Chief Executive Officer and Director since April 2004. In June 2005, he was appointed Chairman of the Board of Directors. Since joining the Company in 2004, Mr. Minogue has transitioned the Company’s mission to heart muscle recovery with the acquisition and development of new technologies such as the Impella®, the world’s smallest heart pump. Prior to joining us, Mr. Minogue had a twelve-year career at General Electric, where he held numerous leadership positions and developed expertise in sales, marketing, product development, information technologies and software/service operations around diagnostic imaging of cancer and cardiovascular disease.

Mr. Minogue served as an infantry officer in the U.S. Army, which included multiple distinctions including Airborne, RANGER, Desert Storm Veteran and Bronze Star. He received his Bachelor of Science in Engineering Management from the United States Military Academy at West Point and his Master of Business Administration from the University of Chicago.

Other Public Company Directorships: Insulet Corporation.

Other Current and Past Non-Public Company Directorships and Memberships: Chairman of the Mentoring Veterans Program (MVPvets), a nationwide, non-profit organization that helps military veterans network with industry mentors to discover career opportunities in the life sciences industries. Mr. Minogue currently represents the medical device industry by serving on the executive board of directors for AdvaMed, or the Advanced Medical Technology Association, and is Chairman of the Medical Device Innovation Consortium (MDIC), a public-private partnership between industry, government and patient advocacy organizations. Mr. Minogue was formerly on the board of directors of LifeCell Corporation (“LifeCell”) and the board of managers of Bioventus LLC (“Bioventus”).

Director Qualifications: We believe that Mr. Minogue’s leadership position at our Company, his management abilities and experience, and his extensive knowledge of our industry gained from his senior executive roles qualify him to serve as a member of our Board of Directors.

Director Since: 2008 Board Committees: • Compensation • Governance and Nominating (Chair) Age: 64	MARTIN P. SUTTER

Position, Principal Occupation and Professional Experience:

Co-Founder and a Managing Director, EW Healthcare Partners. Since 1985, Mr. Sutter has been the Co-Founder and a Managing Director of EW Healthcare Partners, previously known as Essex Woodlands Health Ventures, a healthcare-focused growth equity firm. Educated in chemical engineering and finance, Mr. Sutter has more than 30 years of management experience in operations, marketing, finance and venture capital. Mr. Sutter holds a Bachelor of Science degree from Louisiana State University and a Master of Business Administration from the University of Houston.

Other Current and Past Directorships, Trusteeships and Memberships: board of managers of Bioventus, which provides orthobiologic solutions for bone healing, bone graft and osteoarthritis; and board of directors of Prolacta Bioscience, which provides human milk-based nutritional products for critically ill, premature infants in neonatal intensive care units. Formerly on the boards of directors of the following EW Healthcare Partners’ portfolio investments: ATS Medical (later acquired by Medtronic, Inc.); BioForm Medical (later acquired by Merz GmbH & Co KGaA); LifeCell (later acquired by Kinetic Concepts); St. Francis Medical (later acquired by Kyphon, Inc./Medtronic, Inc.); Confluent Surgical (later acquired by Tyco International/Covidien); and Rinat Neurosciences (later acquired by Pfizer, Inc.). Formerly on the board of directors of QSpex Technologies, Inc., a manufacturer of prescription spectacle lenses.

Director Qualifications: We believe that Mr. Sutter’s in-depth knowledge of the medical device industry, his skills as an investor in developing medical device companies, his extensive board experience and his position as a representative of a large stockholder in our Company qualify him to serve as a member of our Board of Directors.

Continuing Members of the Board of Directors

The directors whose biographies are below will continue in office beyond the term of the 2019 Annual Meeting.

Class I – Directors Whose Term Expires in 2020

Director Since: 2003 • Lead Director (since 2005) Board Committees: • Audit (Chair) • Regulatory and Compliance Age: 67	DOROTHY E. PUHY

Position, Principal Occupation and Professional Experience:

Former Executive Vice President and Chief Operating Officer, Dana-Farber Cancer Institute. Ms. Puhy served as Executive Vice President and Chief Operating Officer for the Dana-Farber Cancer Institute from 2012 until her retirement in March 2019. Ms. Puhy previously served as the Chief Financial Officer of the Dana-Farber Cancer Institute from 1994 to 2012 and as its Assistant Treasurer from 1995 to 2012. From 1985 to 1994, Ms. Puhy held various financial positions at the New England Medical Center Hospitals, Inc., including Chief Financial Officer from 1989 to 1994. Ms. Puhy received her Bachelor of Arts from the University of Pennsylvania and her Master of Business Administration from the Wharton School of Business at the University of Pennsylvania.

Other Public Company Directorships: Eaton Vance Corp.

Other Current and Prior Non-Public Company Directorships, Trusteeships and Memberships: member of the boards of directors of Blue Cross Blue Shield of Massachusetts, CRICO Strategies and United Way of Massachusetts Bay and Merrimack Valley.

Director Qualifications: We believe Ms. Puhy’s financial acumen, her executive level experience at a major medical research institute and her extensive industry knowledge qualify her to serve as a member of our Board of Directors.

Director Since: 2011 Board Committees: • Compensation (Chair) • Governance and Nominating • Regulatory and Compliance Age: 63	PAUL G. THOMAS

Position, Principal Occupation and Professional Experience:

Chief Executive Officer and Founder, Prominex, Inc. In January 2018, Mr. Thomas founded Prominex, Inc., a start-up molecular diagnostics company focused on infectious diseases, and currently serves as its Chief Executive Officer. Prior to his employment with Prominex, Mr. Thomas served as the founder, President, Chief Executive Officer and director of Roka Bioscience, Inc. from September 2009 until his retirement in January 2017. Previously, he served as President, Chief Executive Officer and Chairman of LifeCell from October 1998 until its acquisition by Kinetic Concepts. Prior to joining LifeCell, Mr. Thomas held various senior positions, including President of the Pharmaceuticals division, during a 15-year tenure with Ohmeda Inc. Mr. Thomas received his Bachelor of Science in Chemistry from St. Michael’s College and his Master of Business Administration from Columbia University, and completed his postgraduate studies in chemistry at the University of Georgia.

Other Public Company Directorships: RTI Surgical Holdings, Inc.

Prior Public Company Directorships (within the last five years): Aegerion Pharmaceuticals, Inc. (until its merger with Novelion Therapeutics in 2016).

Director Qualifications: We believe that Mr. Thomas’ extensive leadership experience with companies in the life sciences industry qualifies him to serve as a member of our Board of Directors.

Director Since: 2016 Board Committees: • Governance and Nominating • Regulatory and Compliance (Chair) Age: 66	CHRISTOPHER D. VAN GORDER

Position, Principal Occupation and Professional Experience:

President, Chief Executive Officer and Director of Scripps Health. Since 2000, Mr. Van Gorder has been President, Chief Executive Officer and a director of Scripps Health, where he oversees all functions of the integrated health system. Mr. Van Gorder currently is a clinical professor of health practice at the University of Southern California Price School of Public Policy, where he also serves on the board of councilors. Mr. Van Gorder received his undergraduate degree from California State University, Los Angeles, and his master’s degree in public administration/health services administration from the University of Southern California. He has also completed the Chief Executive Officer Program at the Wharton School of Business at the University of Pennsylvania.

Other Current and Prior Non-Public Company Directorships, Trusteeships and Memberships: member of the boards of directors of the California Hospital Association and Z-Medica, LLC. Formerly on the board of governors for the American College of Healthcare Executives.

Director Qualifications: We believe that Mr. Van Gorder’s experience as a business leader, his expertise in the healthcare field and his executive level industry experience qualify him to serve as a member of our Board of Directors.

Class II – Directors Whose Term Expires in 2022

Director Since: 2016 Board Committees: • Compensation • Audit Age: 71	JEANNINE M. RIVET

Position, Principal Occupation and Professional Experience:

Former Executive Vice President, UnitedHealth Group. Ms. Rivet served as Executive Vice President of UnitedHealth Group from 2001 until her retirement in December 2018. Previously, she served as Chief Executive Officer of UnitedHealthcare from 1998 to 2001, Chief Executive Officer of Ingenix from 2001 to 2003 and Chief Executive Officer of Optum from December 2003 to 2005. Ms. Rivet received her Bachelor of Science in Nursing from Boston College and her Master’s Degree in Public Health from Boston University. She also worked as a registered nurse for several years prior to entering the managed care business.

Other Non-Public Company Directorships, Trusteeships and Memberships: Advisory board member of Solutran, Inc., a customized treasury management company. Formerly on the board of directors of Schwan Food Company.

Director Qualifications:

We believe that Ms. Rivet’s extensive knowledge of the managed care business, her direct healthcare experience, her executive-level experience and her management abilities and experience qualify her to serve as a member of our Board of Directors.

Director Since: 2014 (formerly a director from 2007 – 2012) Board Committees: • Audit Age: 68	DR. ERIC A. ROSE

Position, Principal Occupation and Professional Experience:

Executive Chairman, SIGA Technologies, Inc. Dr. Rose serves as Executive Chairman of SIGA Technologies, Inc., a developer of antiviral drugs directed at potential agents of bioterror, which filed voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in September 2014 and exited from bankruptcy protection in April 2016. In this role, Dr. Rose sits on the board of directors of SIGA Technologies, Inc., but is not an executive officer. Dr. Rose served from 2007 to 2016 as Executive Vice President for Life Sciences at MacAndrews & Forbes and Chief Executive Officer of SIGA Technologies, Inc. Dr. Rose chaired the Department of Health Evidence & Policy at the Mount Sinai School of Medicine from 2008 to 2013, where he now serves as professor. From 1994 to 2007, he was Surgeon-in-Chief at New York-Presbyterian Hospital/Columbia and Chairman of the Department of Surgery at the Columbia University College of Physicians and Surgeons. A heart surgeon, researcher and entrepreneur, Dr. Rose has helped grow Columbia’s Department of Surgery over the past 25 years while investigating, managing and developing complex medical technologies such as heart transplantation and new approaches to Alzheimer’s disease and bioterrorism. He has authored or co-authored more than 300 scientific publications and has received more than $25 million in NIH support for his research. Dr. Rose pioneered heart transplantation in children, performing the first successful pediatric heart transplant in 1984, and has investigated many alternatives to heart transplantation, including cross-species transplantation and man-made heart pumps. He received both his undergraduate and medical degrees from Columbia University.

Other Public Company Directorships: SIGA Technologies, Inc. and Mesoblast Ltd.

Other Current and Prior Non-Public Company Directorships, Trusteeships and Memberships: member of the board of directors of Orchestra Biomed.

Director Qualifications:

We believe that Dr. Rose’s distinguished work as a heart surgeon and researcher, his work as an entrepreneur in our industry and his executive level industry experience qualify him to serve as a member of our Board of Directors.

Our Board of Directors recommends that you vote FOR the election of each of Mr. Minogue and Mr. Sutter.

Proposal No. 2 – Advisory Vote on Compensation of our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our “named executive officers” as disclosed in this Proxy Statement in the “Compensation Discussion and Analysis,” compensation tables and accompanying narrative disclosures from page 31 to page 53. We refer to this non-binding advisory vote as the “say-on-pay” vote. Although this vote is not binding on us, we value the opinion of our stockholders. Our Board of Directors and the Compensation Committee of our Board of Directors (the “Compensation Committee”) will carefully consider the outcome of the vote as we make future decisions on executive compensation.

As described in the “Compensation Discussion and Analysis,” by offering compensation that is competitive with peer organizations, our compensation programs are designed to attract, retain and motivate our executive officers and to reward superior financial, strategic and operational performance in a manner consistent with our team-oriented values and corporate goals. Our compensation consists of a mixture of cash payments and equity incentives, which we believe aligns our executive compensation with the interests of our stockholders. We review our compensation policies annually with the help of Willis Towers Watson, a compensation consultant, to understand how our policies compare to market practices and to ensure our compensation policies create the right incentives to attract, retain and motivate our workforce. We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 31 of this Proxy Statement for a discussion of the factors underlying the structure of our executive compensation program.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. The vote on this proposal is not intended to address any specific element of compensation but rather relates to the overall compensation of our named executive officers, as described in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures).

We ask our stockholders to vote in favor of the following resolution at the 2019 Annual Meeting:

“RESOLVED, that the Stockholders of ABIOMED, Inc. APPROVE, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the ‘Compensation Discussion and Analysis,’ the compensation tables and accompanying narrative disclosures.”

Our Board of Directors recommends that you vote FOR the non-binding, advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement.

Proposal No. 3 – Ratification of Appointment of our Independent Registered Public Accounting Firm

Under rules of the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market LLC (the “Nasdaq Stock Market”), the appointment of our independent registered public accounting firm is the direct responsibility of the Audit Committee of our Board of Directors (the “Audit Committee”). Although ratification by our stockholders of this appointment is not required by law, our Board of Directors believes that seeking stockholder ratification is a good practice, which provides stockholders an avenue to express their views on this important matter.

Our Audit Committee, composed solely of independent directors, has reappointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020. The Audit Committee and the Board of Directors believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. Our Board of Directors recommends that stockholders vote to ratify the appointment. If our stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its decision. Additionally, even if stockholders ratify the appointment, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of the Company and its stockholders. For information on the fees paid by us to Deloitte & Touche LLP in the 2018 and 2019 fiscal years, see “Independent Registered Public Accounting Firm Fees” on page 58.

We expect that representatives of Deloitte & Touche LLP will be present at the 2019 Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Our Board of Directors recommends that you vote FOR the proposal to ratify the appointment by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020.

EXECUTIVE OFFICERS OF OUR COMPANY

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among our directors and executive officers. Our executive officers who are not also directors are listed below. For information on Mr. Minogue, see “Proposal No. 1 – Election of Directors.” Ages set forth below are as of June 10, 2019.

TODD A. TRAPP
Vice President and Chief Financial Officer Age: 48

Principal Occupation and Other Information

Mr. Trapp was appointed as our Vice President and Chief Financial Officer on April 9, 2018. He currently oversees the Finance, IT and Human Resources functions. From April 2015 to March 2018, Mr. Trapp served as Chief Financial Officer of Watts Water Technologies, Inc., where he was responsible for the global finance and IT operations. Prior to joining Watts Water Technologies, Mr. Trapp spent 13 years in a variety of financial and operational roles at Honeywell International Inc., including as Vice President of Global Financial Planning and Analysis, Chief Financial Officer of the Airlines Business Unit, Director of Finance for the Transportation Systems Business Group, Investor Relations Manager and other finance management positions. Prior to joining Honeywell, Mr. Trapp held several treasury and finance operational roles at United Business Media, Inc. and Pearson Inc. Mr. Trapp received his Bachelor of Science in Accounting from Providence College and his Master of Business Administration in Finance from Northeastern University. He is also Six Sigma Green Belt certified.

DAVID M. WEBER
Senior Vice President and Chief Operating Officer Age: 57

Principal Occupation and Other Information

Dr. Weber joined us in April 2007 as our Senior Vice President and Chief Operating Officer. Prior to joining us, Dr. Weber served as General Manager, Aviation Business at GE Security - Homeland Protection from April 2005 until April 2007 where he led GE Security’s Aviation and Transportation Business and was responsible for product development, marketing and sales. From June 2004 until April 2005, he served as General Manager, MRI Marketing at GE Healthcare where he was responsible for strategic product planning, go-to-market and product launch activities, including developing product roadmaps and introducing new product technologies to the market, and from March 2001 until June 2004, he served as Manager, Global High Field MRI Business, GE Medical Systems where he was responsible for new product planning and development. Dr. Weber received his Bachelor of Science in Physics from Denison University, his Bachelor of Science in Nuclear Engineering from Columbia University, his Master of Science in Medical Physics from the University of Wisconsin and his Doctor of Philosophy in Medical Physics from the University of Wisconsin.

ANDREW J. GREENFIELD
Vice President and Chief Commercial Officer Age: 46

Principal Occupation and Other Information

Mr. Greenfield was appointed as our Vice President and Chief Commercial Officer in April of 2019. He joined us in 2005 and prior to this recent appointment, served as Vice President and General Manager, Global Marketing. In addition to overseeing our global commercial operations, Andrew oversees government affairs, reimbursement, global marketing, Asia Pacific and physician programs. Before joining us, Mr. Greenfield held positions in sales, marketing and finance at GE Healthcare including consulting with large U.S. health systems, eCommerce and Six Sigma from 1999 to 2005. Prior to GE Healthcare, he held positions in sales, marketing and finance at The Boeing Company, including European Country Manager, and is a graduate of the Fiscal Development Program. He received his Bachelor degree in Finance from the University of Illinois and his Master of Business Administration degree from St. Louis University. Mr. Greenfield also holds a Master Blackbelt in Six Sigma and Change Acceleration Process certification from GE.

MICHAEL G. HOWLEY
Vice President and General Manager, Global Sales Age: 55

Principal Occupation and Other Information

Mr. Howley joined us in March 2009 and serves as our Vice President and General Manager, Global Sales. Prior to joining us, Mr. Howley spent 20 years at GE Healthcare. From February 2006 to February 2009, he was General Manager at GE Healthcare, overseeing the Americas X-ray and Interventional Radiology division. From April 2004 to February 2006, Mr. Howley held the General Manager position for the Clinical Information Systems at GE. From October 2002 to April 2004, he was the Americas Sales Manager of Functional and Molecular Imaging. Prior to this role, Mr. Howley held several other national and regional sales positions at GE, beginning in 1989. Mr. Howley received his Bachelor of Science in Business Administration and Marketing from Auburn University.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors oversees the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: Audit, Compensation, Governance and Nominating and Regulatory and Compliance. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Corporate Governance Highlights

Our commitment to good corporate governance is reflected in several practices of our Board of Directors and committees, as described below.

BOARD COMPOSITION AND ACCOUNTABILITY

Independence	All of our directors and director nominees, other than our Chairman and Chief Executive Officer, are independent under the applicable standards.

Committee independence	All committees are comprised of independent directors.

Independent Lead Director	The Board has an independent Lead Director, because the Chairman of the Board is a non-independent Board member.

Executive sessions	Independent members of the Board and each of the committees are expected to meet at least twice per year in executive session with no member of management present.

Risk oversight	The Board and committees annually review their oversight of risk and the allocation of risk oversight among the committees.

Board evaluation	Starting this year, each of the Board and its committees evaluates and discusses its respective performance and effectiveness annually.

Diversity of skills and experience	The composition of the Board encompasses a broad range of skills, expertise, industry knowledge and diversity.

Board tenure	The Board’s balanced approach to refreshment results in an appropriate mix of long-serving and newer directors.

BOARD COMPENSATION

Restricted stock units (“RSUs”)	Each of our non-employee directors currently receives more than 50% of his or her annual compensation from us in the form of RSUs (based on the grant date fair value of $200,000 annual grants).

Director stock ownership guidelines

Each of our directors is required to beneficially own shares of our common stock with the equivalent value, as of the acquisition date, of at least three times his or her aggregate annual cash retainer, by the date of the fifth anniversary of his or her appointment.

Compensation review	The Compensation Committee reviews the appropriateness of our director compensation.

Board Leadership

How We Select Our Leadership Structure

The Board of Directors is of the view that “one size” does not fit all, and thus does not have a formal policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board. One leadership structure is not more effective at creating long-term stockholder value, and the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman should vary company to company, depending upon a company’s particular circumstances at a given point in time. Specifically, an effective governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, ready to discuss and debate the issues that they deem important, and are able to provide effective oversight of management. Our Board of Directors also believes that it should retain the flexibility to make this determination in the manner it feels will provide the most appropriate leadership for the Company from time to time. Our Chairman is appointed annually by the Board.

Our Current Board Leadership Structure

Michael R. Minogue Chairman, President and Chief Executive Officer

Mr. Minogue serves as Chairman of our Board of Directors and our President and Chief Executive Officer and has held such positions for the past 15 years. The combined role of Chairman and Chief Executive Officer, in the case of the Company, means that the Chairman of the Board has longstanding experience in our industry and ongoing executive responsibility with the Company. This experience enables the Board of Directors to understand the Company better and work with management to enhance stockholder value. In addition, the Board of Directors believes that this structure allows it to fulfill more effectively its risk oversight responsibilities and enhances the ability of the Chairman, President and Chief Executive Officer to communicate effectively the view of the Board of Directors to management.

Dorothy Puhy Lead Director

In October 2005, our Board of Directors designated Dorothy Puhy as its first Lead Director. The position of Lead Director is to be held by one of our independent directors and has responsibilities beyond those of the other directors, including but not limited to:

•   Board leadership-organizing and chairing executive sessions of independent directors

•   Chief Executive Officer compensation-working with the Compensation Committee to set performance goals for our Chairman, President and Chief Executive Officer and to evaluate his performance for the prior year;

•   Chairman-independent director liaison-acting as a liaison between the Chairman and the Board of Directors; and

•   Chief Executive Officer succession planning-leading an annual discussion of succession planning with the Chief Executive Officer and our chair of the Governance and Nominating Committee.

The Board believes that the responsibilities of the Lead Director help to ensure appropriate oversight of the Company’s management by the Board and optimal functioning of the Board. The effectiveness of the Lead Director is enhanced by the Board’s independent character. For more information, see “Director Independence.”

Director Independence

Our Board of Directors has affirmatively determined that, other than Mr. Minogue, who is our Chairman, President and Chief Executive Officer, none of our directors or nominees has a material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Therefore, under the applicable rules of the Nasdaq Stock Market, all of the members of our Board of Directors, other than Mr. Minogue, are “independent directors.” Additionally, each member of our Audit Committee, Compensation Committee and Governance and Nominating

Committee is an “independent director” under the rules of the Nasdaq Stock Market applicable to such committees. In connection with its independence determination, the Board of Directors considered, among other things, the following:

Director	Relationship
Christopher D. Van Gorder

Mr. Van Gorder is Chief Executive Officer of Scripps Health, which purchases our products and services. We recognized $2.4 million in revenues from Scripps Health during the fiscal year ended March 31, 2019, which represented less than 1% of our revenues for such year. We expect Scripps Health will continue to purchase our products in the future. The Board did not consider these amounts as impairing Mr. Van Gorder’s independence, insofar as they represented less than 1% of our total revenues in the 2019 fiscal year, and we do not depend on Scripps Health for any significant aspect of our business.

Expectations for Members of our Board of Directors

Directors are expected to attend Board and committee meetings on which they serve, and to meet as frequently as necessary in order to properly discharge their responsibilities.

Service on Other Boards

The Company values the experience that our directors bring from other boards on which they serve, but recognizes that those boards may also present demands on a director’s time and availability and may present conflicts or legal issues. Thus, we have adopted a policy stating that no director of this Company may simultaneously serve as a director of more than five public companies (including the Company), and that any director who is an executive officer of a public company may not serve simultaneously as a director of more than two public companies (including the Company). Additionally, no member of the Board of Directors may become a director on any other public company board without discussing it with the Chairman of the Board of Directors and receiving the prior approval of the Governance and Nominating Committee.

Under this policy, no member of the Board of Directors may (i) become a member of the board of any private or non-profit company with which the Company has any substantial relationship or (ii) accept any affiliation with any other business or governmental unit with which the Company has any substantial relationship, in the case of either clause (i) or clause (ii), without discussing it with the Chairman of the Board of Directors and receiving the prior approval of the Chair of the Governance and Nominating Committee or the subsequent ratification of the Governance and Nominating Committee.

Attendance at Annual Meetings of Stockholders

It is our policy that, to the extent reasonably practicable, directors should attend our annual meetings of stockholders. All of our directors who were serving on our Board at the time of our 2018 Annual Meeting of Stockholders attended that meeting.

Attendance at Board and Committee Meetings

The Board takes seriously the attendance of directors at meetings of the Board and committees of which they are members. The Board expects that directors will dedicate sufficient time and attention to ensure diligent performance of their duties and will interact with each other in real-time to encourage open and inspired discussion. During the fiscal year ended March 31, 2019, our Board of Directors held four meetings. Additionally, in accordance with the corporate governance standards of the Nasdaq Stock Market, our independent directors are expected to meet without management present at least twice per year. During the fiscal year ended March 31, 2019, the independent directors held four meetings without management present.

Each director attended at least 75% of the combined number of meetings of the Board of Directors, including, as applicable, meetings of the independent directors and meetings of committees on which he or she served, during the period in the 2019 fiscal year in which he or she served as a director or member of such committee, as applicable.

Board Responsiveness to 2018 Stockholder Vote

At the Company’s 2018 Annual Meeting of Stockholders, Dr. Rose received more votes “withheld” from his election than votes “for” his election to the Board. Institutional Shareholder Services, Inc. (“ISS”) had recommended a “withhold” vote in respect of Dr. Rose’s nomination, citing as the reason for its recommendation that Dr. Rose had attended less than 75% of the meetings of the Board and the Audit Committee in the 2018 fiscal year, without disclosure by the Company of acceptable reasons for the absences.

In response to the majority “withhold” vote, the Board of Directors took action to ensure it could serve the best interests of stockholders, uphold its high standards of director responsibility and address the underlying reasons for the election results. Pursuant to the Company’s director resignation policy, Dr. Rose tendered his irrevocable offer of resignation, conditioned on acceptance by the Board. Following the recommendation of the Governance and Nominating Committee that the Board reject Dr. Rose’s resignation offer, the Board of Directors considered the committee’s recommendation, weighing several factors discussed below relative to the interests of the Company and its stockholders. Dr. Rose did not participate in the Board’s discussions regarding his resignation or future Board and committee service. The Board of Directors ultimately decided to retain Dr. Rose as a member of the Board of Directors, rejecting his resignation for the reasons set forth below, including his commitment to attendance during fiscal 2019.

Consideration Raised by Stockholder Vote	Board’s Analysis in Response to ISS Report and Stockholder Vote	Outcome
Dr. Rose’s Attendance Record

There were legitimate reasons for Dr. Rose’s three absences in fiscal year 2018, which did not indicate a lack of commitment to his duties.

•   Dr. Rose attended 70% of all Board and Audit Committee meetings in fiscal 2018, and missed three meetings: one in-person meeting of the Board, which the Company scheduled at a time that conflicted with a known prior commitment for him; and two telephonic meetings of the Audit Committee, one of which was called with limited advance notice for a time window when Dr. Rose was unavailable, for the limited purpose of approving renewal of the Company’s D&O liability insurance policy.

•   Dr. Rose was briefed on the agendas for and discussions at these meetings.

•   Dr. Rose’s past and subsequent attendance record evidenced his conscientiousness as a member of the Board and the Audit Committee. Prior to the 2018 fiscal year, Dr. Rose attended all Board and Audit Committee meetings since his appointment as a director in mid-August 2014.

In best interests of stockholders and Company that Dr. Rose stay on the Board of Directors, subject to the commitment below.

Consideration Raised by Stockholder Vote	Board’s Analysis in Response to ISS Report and Stockholder Vote	Outcome
Dr. Rose’s Contributions to the Board of Directors

The Board reviewed Dr. Rose’s valuable contribution to the Board and the Audit Committee, and the Company as a whole.

•   Dr. Rose’s experience as a renowned heart surgeon, researcher, medical director, entrepreneur and executive (covered in more depth in his biography under “Proposal No. 1 – Election of Directors”) is crucial given the need to maintain a Board with broad and diverse expertise devoted to the Company’s long-term performance.

•   Due to his deep industry background, Dr. Rose is a trusted and consistent resource for the Company and the Board on U.S. Food and Drug Administration (“FDA”) compliance, other complex FDA matters and interactions with regulators.

•   Dr. Rose represented the Company at non-Board events, such as an educational program that the Company conducted overseas in August 2016 for A-CURE, a working group of academic experts supporting the use of clinical research for the creation of heart muscle recovery therapies.

In best interests of stockholders and Company that Dr. Rose stay on the Board of Directors, subject to the commitment below.
Dr. Rose’s Attendance Commitment Going Forward

The Lead Director discussed with Dr. Rose his availability for the 2019 fiscal year and emphasized to him the importance of attending all meetings of the Board and the Audit Committee.

•   Dr. Rose committed to the Board to attend at least 90% of the meetings of the Board and the Audit Committee in fiscal 2019.

•   The Board undertook to work carefully with Dr. Rose and the other directors to accommodate the schedules of all Board members when arranging Board and committee annual calendars and ad hoc meetings.

In best interests of stockholders and Company that Dr. Rose stay on the Board of Directors, given this the commitment.

In fiscal 2019, Dr. Rose met the attendance commitment that he made to the Board. The Board also took care to schedule meetings throughout fiscal 2019 that would be less likely to raise conflicts in directors’ schedules. The Board continues to value Dr. Rose’s contributions and believes that he is an integral part of the leadership and oversight structure of the Company.

Director Qualification Standards and Selection and Board Composition

The Governance and Nominating Committee is responsible for recommending candidates for all directorships to be filled at stockholder meetings and reviews the full composition of the Board of Directors and its committees on an annual basis, including with respect to directors not up for re-election. While the Governance and Nominating Committee lacks specific, delineated qualifications for the nomination of director candidates and the evaluation of directors not up for re-election, the Committee reviews a number of factors, qualifications and skills it deems appropriate.

•

Demonstrated integrity and achievement: Candidates for membership to our Board of Directors, as well as directors sitting on our Board not up for re-election, should possess the highest personal and professional ethics, mature judgment and integrity, the ability to work collegially with the other Board members and demonstrated professional achievement and leadership capabilities.

•	Time and availability: All candidates, as well as directors not up for re-election, must evidence a commitment to devote the substantial time and energy required of productive Board members.
•

Diversity and effective mix of tenures: Ensuring the Board is composed of directors who bring diverse viewpoints and perspectives to our Board, such as skills, professional experience and backgrounds, and who can effectively represent the long-term interests of stockholders, remains a priority of the Board and the Governance and Nominating Committee.

The Board believes that its record on board tenure and diversity reflect this focus on effective board composition.

Board Tenure

When recommending to the Board the slate of director nominees for election at an annual meeting of stockholders and reviewing directors not up for re-election, the Governance and Nominating Committee strives to maintain a healthy degree of board refreshment and prevent excessive entrenchment, while weighing the strong contributions delivered by directors with deep knowledge of our Company’s history and strategic long-term goals. Since 2014, three new directors have joined our Board.

Diversity

The Governance and Nominating Committee and the Board seek candidates with a broad diversity of knowledge, experience and demonstrated expertise in an area or areas of importance to our Company, such as management, healthcare, finance, marketing, technology, medicine, human resources, public policy and law. The Governance and Nominating Committee also considers traditional diversity factors such as race and gender but has no formal policy, guidelines or procedures with respect to consideration of diversity in the nominating process.

Director Selection Process

As part of its recurring activities, including where there are vacancies on our Board of Directors, the Governance and Nominating Committee seeks to identify qualified candidates to sit on the Board of Directors. To identify and recruit qualified candidates for the Board, the Governance and Nominating Committee has previously utilized the services of professional search firms and has also sought referrals from other members of the Board, management, stockholders and other sources. After conducting an initial evaluation of a candidate, one or more members of the Governance and Nominating Committee will interview that candidate if the committee believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Governance and Nominating Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.

When considering whether the Board’s director nominees and directors not up for reelection have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focuses primarily on results of the annual Board and committee evaluations and on the information discussed in each of the Board members’ or nominees’ biographies. In addition, in connection with the nominations of the current slate of director nominees, the Board of Directors considered their valuable contributions to the Company’s success during their years of Board service.

Stockholder Proposals of Candidates for Membership to Our Board of Directors

Our Governance and Nominating Committee will review all candidates for director in the same manner, regardless of the source of the recommendation. Candidates recommended by our stockholders will be considered in accordance with the requirements for such recommendations. See “Stockholder Proposals” below for additional details.

Committees of the Board of Directors

The Board has established various committees to assist it with the performance of its responsibilities. The Board designates the members of these committees and the committee chairs based on the recommendations of the Governance and Nominating Committee. The chair of each committee develops the agenda for its committee and each committee regularly provides a full report to the Board.

The following table identifies the current members of our Board serving on each of the committees of the Board.

DIRECTOR	INDEPENDENT	AUDIT COMMITTEE(1)	COMPENSATION COMMITTEE(2)	GOVERNANCE AND NOMINATING COMMITTEE	REGULATORY AND COMPLIANCE COMMITTEE
Michael R. Minogue, Chairman, President and Chief Executive Officer

Dorothy E. Puhy, Lead Director

Jeannine M. Rivet

Eric A. Rose

Martin P. Sutter

Paul G. Thomas

Christopher D. Van Gorder

(1)

Each member of the Audit Committee is an independent director within the meaning of the applicable rules and regulations of the SEC and the Nasdaq Stock Market, including the enhanced independence requirements applicable to members of audit committees. The Board has determined that each member of the Audit Committee is financially literate within the meaning of the Nasdaq Stock Market listing standards. In addition, the Board of Directors determined that Ms. Puhy, who serves as Chair of the Audit Committee, qualifies as an “audit committee financial expert” within the meaning of the applicable SEC rules and regulations.

(2)

Each member of the Compensation Committee is an independent director within the meaning of the applicable Nasdaq Stock Market rules, including the enhanced independence requirements applicable to members of compensation committees, and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Board has adopted written charters for each of the Audit, Compensation, Governance and Nominating and Regulatory and Compliance Committees. These charters are available on the Company’s website at www.abiomed.com. The following table summarizes the primary responsibilities of the committees pursuant to each committee’s charter. The chair of each committee develops the agenda for its committee meetings and each committee regularly provides a full report to the Board.

AUDIT COMMITTEE

Meetings held in fiscal 2019: 6

The Audit Committee is responsible for:

•   the integrity of our financial statements;

•   the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm, including the pre-approval of audit and non-audit services;

•   compliance with ethics policies and legal and regulatory requirements;

•   the performance of our internal audit function;

•   the scope of our annual audit;

•   the receipt and review of the response by management to any management letter or report from the independent accountants;

•   our financial reporting process and systems of internal accounting and financial controls (including their adequacy and effectiveness); and

•   other items including risk assessment and compliance.

The Audit Committee is also responsible for review and approval of any related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. The responsibilities and activities of the Audit Committee are further described in “Report of the Audit Committee” on page 57 and the Audit Committee charter.

COMPENSATION COMMITTEE

Meetings held in fiscal 2019: 4

The Compensation Committee is responsible for:

•   reviewing our compensation philosophy and annually reviewing our executive compensation program;

•   establishing the compensation for our Chairman, President and Chief Executive Officer and approving the compensation of our executive officers (which is a broader group than our “named executive officers”);

•   evaluating the annual performance of our Chairman, President and Chief Executive Officer and other executive officers;

•   approving grants of equity awards, including stock options, RSUs and performance stock units (“PSUs”), to executive officers (except for where authority for grants to employees, who are not considered “executive officers” under Section 16 of the Exchange Act, is delegated to the Special Stock Award Committee, a non-Board, executive committee);

•   adopting rules and making other determinations with respect to the administration of our equity incentive plans, employee stock purchase plan and 401(k) plan;

•   reviewing and recommending to the Board of Directors the compensation for our directors;

•   overseeing compliance with SEC rules and regulations regarding stockholder approval of executive compensation matters; and

•   approving the “Compensation Discussion and Analysis” in accordance with applicable rules of the SEC.

In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the committee consisting of two or more members. Our Lead Director, Dorothy E. Puhy, participates in meetings of the Compensation Committee as described above under “Board Leadership—Our Current Board Leadership Structure.” The Compensation Committee is authorized to retain and terminate compensation consultants, legal counsel or other advisors to the committee and to approve the engagement of any such consultant, counsel or advisor, to the extent it deems necessary after specifically analyzing the independence of any such consultant retained by the committee. A report of the Compensation Committee is set forth on page 43 of this Proxy Statement.

GOVERNANCE AND NOMINATING COMMITTEE

Meetings held in fiscal 2019: 4

The Governance and Nominating Committee is responsible for:

•   developing policies and procedures relating to the consideration of director candidates proposed by stockholders;

•   making recommendations to the Board regarding the size, structure and functions of the Board and its committees;

•   determining the selection criteria for new directors and identifying and recommending new director nominees in accordance with those selection criteria;

•   reviewing and monitoring the succession plan for the Chairman, President and Chief Executive Officer and assuring that the Chairman, President and Chief Executive Officer has obtained succession plans for the senior officers of the Company;

•   conducting the annual evaluation of the performance of the Board, its committees and each director; and

•   developing and recommending corporate governance policies and procedures appropriate to the Company.

REGULATORY AND COMPLIANCE COMMITTEE

Meetings held in fiscal 2019: 4

The Regulatory and Compliance Committee receives regular reports from the Company’s Chief Compliance Officer and is responsible for:

•   assisting the Board of Directors with the oversight of significant healthcare-related regulatory and compliance issues (such as healthcare fraud and abuse laws, the U.S. Federal Food, Drug and Cosmetic Act and the Health Insurance Portability and Accountability Act, and foreign laws on the same topics of the jurisdictions where we market and/or sell our products) by overseeing, evaluating and monitoring the Company’s compliance policies, standards, procedures, systems and initiatives; and

•   providing recommendations, reports and guidance to the Board of Directors regarding the Company’s compliance with applicable laws, rules and regulations.

Board and Committee Assessments

The Governance and Nominating Committee evaluates each director to obtain his or her assessment of the effectiveness of the Board and the committees of the Board. This is intended to be an annual process. The purpose of these assessments is to identify opportunities for improvement on a number of relevant metrics such as composition, conduct of meetings, relationship between the Board and management, succession planning and strategy and performance. The Chair of the Governance and Nominating Committee conducts the evaluation through written questionnaires, reviews all of the responses and reports the results to the Governance and Nominating Committee.

The written questionnaires focus on the following topics:

✓	our Board’s overall responsibilities and effectiveness;

✓	the structure and composition of our Board (including organization, size, operation, and diversity and committees of the Board);

✓	Board culture (both in executive session, as well as in connection with and access to management and advisors);

✓	preparedness of Board members ahead of Board meetings;

✓	oversight of management and involvement in business and affairs of the Company;

✓	the adequacy and quality of information provided to our Board, including its committees; and

✓	the overall Board policies, processes and procedures.

The Governance and Nominating Committee then summarizes the evaluations and identifies areas in which the Board and its committees could improve its performance and discusses its findings with the Board and each of the other committees. The Governance and Nominating Committee also evaluates the composition of the Board to ensure that its members have the requisite skills, experience and diversity to effectively oversee the business of the Company.

Engagement with Stockholders

Our Board and management value the perspectives of our stockholders and work to provide our stockholders with continuous and meaningful engagement. Our Chairman, President and Chief Executive Officer and our Chief Financial Officer have made communication with our stockholders and analysts a priority, and the Board receives relevant feedback from stockholders directly and promptly.

We regularly attend investor conferences and hold one-on-one meetings with stockholders and potential investors throughout the United States as well as overseas. In addition, we have telephonic meetings with stockholders and analysts and review correspondence submitted by stockholders to management and/or the Board. In fiscal year 2019, we estimate that these efforts resulted in dialogue with stockholders who own approximately 60% of the Company’s common stock. During these interactions with stockholders, the topics most frequently raised were our growth and the markets for the sale of our products, clinical results relating to the application of our existing and future products and our strategic investment initiatives. Our management and Lead Director also discussed investor stewardship on calls with certain large institutional stockholders.

Board Role in Risk Oversight

The Company is exposed to various risks including, but not limited to, strategic, operational, financial, liquidity and reputational risks. There are also additional risks relating to reporting, pending and threatened product liability and intellectual property litigation, and regulatory and legal compliance. The Company’s enterprise risk profile is also affected by the success of our clinical trials, the actions of distributors of our products, the availability of third-party reimbursement for our products and changes in government regulation or in our receipt/maintenance of required regulatory approvals.

Our Board of Directors, as a whole, has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board of Directors committees that report on their deliberations to the Board of Directors. The oversight responsibility of the Board of Directors and its committees is enabled by management reporting to the Board of Directors about the identification, assessment and management of critical risks and management’s risk mitigation strategies. In particular, the Company’s Chief Financial Officer, at the direction of the Chairman, President and Chief Executive Officer, is responsible for overseeing the Company’s enterprise risk management process and periodically reports enterprise risk information to each of the Chairman, President and Chief Executive Officer, the Audit Committee and the Board of Directors. In fulfilling his risk management responsibilities, the Chief Financial Officer works closely with members of the senior management team, including the Company’s Chief Operating Officer, General Counsel and Corporate Controller. The Audit Committee discusses policies with respect to risk assessment and risk management, and the Company’s Chief Financial Officer meets with the Audit Committee from time to time to discuss specifically the enterprise risks facing the Company. Additionally, at certain Board of Directors meetings, the Chairman, President and Chief Executive Officer and/or Chief Financial Officer report information about major risks facing the Company.

Board/Committee	Primary Areas of Risk Oversight
Board of Directors	Strategic, financial and execution risks and exposures associated with the annual operating plan, budget and longer-term strategic plan; litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; and senior management succession planning.
Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, audit oversight, internal control over financial reporting, financial policies, investment guidelines and liquidity matters.
Governance and Nominating Committee	Risks and exposures relating to our corporate governance and director succession planning.
Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans.
Regulatory and Compliance Committee	Risks and exposures associated with our compliance with regulatory and other applicable laws, rules and regulations governing our development, approval and sale of medical device products, both in the U.S. and internationally.

Director Resignation Policy

Directors are elected by a plurality of the votes cast in both contested elections (elections in which the number of nominees is greater than the number of Board seats open for election) and uncontested elections (elections in which the number of nominees does not exceed the number of Board seats open for election). However, for uncontested elections of directors, our Board of Directors has adopted a director resignation policy. In accordance with this policy, the Board of Directors will nominate for election or re-election only candidates who agree to tender, immediately following the annual meeting at which such candidate is a nominee for election/re-election, an irrevocable offer of resignation that will take effect if, in an uncontested election of directors, the nominee receives a greater number of votes “withheld” from his or her election than votes “for” his or her election. The offer of resignation is understood to be conditional upon acceptance by the Board of Directors, following consideration of the offer by the Board and the Governance and Nominating Committee.

Where a nominee fails to receive the required number of votes for reelection and the resignation offer takes effect, the Governance and Nominating Committee must promptly consider the offer and recommend to the Board of Directors whether to accept or reject it. The Board of Directors then must, within 90 days following certification of the stockholder vote, act on the Governance and Nominating Committee’s recommendation and disclose in a filing with the SEC or a widely-disseminated press release the Board’s action and reasons for taking that action.

The Board of Directors may consider any factors or information it deems relevant. In addition, the Governance and Nominating Committee and the Board of Directors may consider a range of alternatives in determining what action to take, including but not limited to: (i) accepting the resignation; (ii) rejecting the resignation, including with conditions for the director’s continued service; (iii) rejecting the resignation to allow the director to remain on the Board of Directors but agreeing that the director will not be nominated for re-election upon expiration of the director’s term; or (iv) deferring acceptance of the director’s resignation until the Board of Directors can find a replacement director with the necessary qualifications to fill the vacancy that accepting the resignation would create.

Code of Conduct and Compliance Policy

All of our directors, officers and employees are expected to act ethically, legally and with integrity at all times and are obligated to comply with our Code of Conduct and Compliance Policy, as well as our other policies and standards of conduct. The Code of Conduct and Compliance Policy constitutes a “code of ethics” under the applicable rules of the SEC. A copy of our Code of Conduct and Compliance Policy is available in the Investors section of our website at www.abiomed.com, and may also be obtained, without charge, by submitting a written request to our General Counsel at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. We intend to disclose any future amendments to, or waivers from, the Code of Conduct and Compliance Policy within four business days of the waiver or amendment through a website posting to the extent required by the rules and regulations of the SEC.

Communications with Directors

Stockholders and other interested persons may send communications to the directors on our Board. Those interested in communicating with one member of the Board of Directors or a group of such members, including the Lead Director of the Board, the Governance and Nominating Committee, the Compensation Committee, the non-employee directors as a group or the Audit Committee, should address their written correspondence in care of the General Counsel at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923 and specify in the correspondence to whom on the Board of Directors the correspondence is directed. Complaints or concerns relating to our financial reporting, accounting, internal accounting controls or auditing will be referred to the Chair of our Audit Committee. Correspondence will then be directed to the group of directors, or to an individual director, as appropriate.

Compensation of Directors

The Compensation Committee, with input from its independent compensation consultant, periodically reviews and evaluates director compensation and makes recommendations to the Board. Our Board reviews director compensation periodically to ensure that the director compensation package remains competitive such that we are able to recruit and retain qualified directors.

Non-Employee Director Compensation Program

The following conveys compensation paid to our directors:

NON-EMPLOYEE DIRECTOR COMPENSATION
	Form of Compensation*	Amount of Compensation
ANNUALLY
Annual retainer (all non-employee directors)	Cash or common stock	$50,000
Annual stock retainer (all non-employee directors)	Time-vesting RSUs (vesting on earlier of (i) first anniversary of grant or (ii) annual meeting of stockholders post- grant)	$200,000 in grant date fair value
Lead Director	Cash or common stock	$25,000
Chair of Audit Committee	Cash or common stock	$20,000
Chair of Compensation Committee	Cash or common stock	$15,000
Chair of Governance and Nominating Committee	Cash or common stock	$10,000
Chair of Regulatory and Compliance Committee	Cash or common stock	$10,000
Members of Audit Committee	Cash or common stock	$10,000
Members of Compensation Committee	Cash or common stock	$7,500
Members of Governance and Nominating Committee	Cash or common stock	$5,000
UPON APPOINTMENT
Time-vesting RSU grant (vesting ratably over three years on each anniversary of grant)	Time-vesting RSUs (vesting ratably over three years on each anniversary of grant)	$250,000 in grant date fair value

* Where “cash or common stock” is shown, director may choose between either alternative.

In addition, we provide reimbursement to our non-employee directors for their reasonable expenses related to their service as a member of the Board of Directors and any committees thereof. As of June 10, 2019, the annual cash retainer payable to each non-employee director had not changed for the fiscal year ending March 31, 2020.

We also currently have a non-employee director retirement policy that provides for the accelerated vesting of all stock options, RSUs and other equity awards held by a non-employee director if he or she permanently ceases his or her service on our Board of Directors by reason of death, disability, or the non-employee director’s retirement following at least five years of service and so long as his or her age plus years of service equals or exceeds 65.

Dr. W. Gerald Austen has served as Director Emeritus of the Company since August 2016. Prior to serving as Director Emeritus, Dr. Austen served on the Company’s Board of Directors for 31 years. In exchange for his service as Director Emeritus, Dr. Austen receives an annual cash retainer equal to the retainer received by other non-employee directors, and an additional annual retainer of $5,000 for his participation in meetings of the Governance and Nominating Committee. In addition, Dr. Austen is eligible for equity grants on the same basis as non-employee directors. In connection with Dr. Austen’s transition to Director Emeritus, his equity awards that were outstanding and unvested as of the expiration of his term as a director on August 10, 2016 continue to remain outstanding and eligible to vest according to their terms so long as Dr. Austen continues to serve as Director Emeritus of the Company.

Director Compensation Table

The following table provides information regarding the compensation earned by our non-employee directors with respect to the fiscal year ended March 31, 2019. The compensation of Michael R. Minogue, our Chairman, President and Chief Executive Officer is reported below under the heading “Executive Compensation.”

Compensation of Non-Employee Directors

for the Year Ended March 31, 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
W. Gerald Austen(2)	55,000	199,661	254,661
Dorothy E. Puhy	95,000	199,661	294,661
Jeannine M. Rivet	67,500	199,661	267,161
Eric A. Rose	60,000	199,661	259,661
Martin P. Sutter(3)	67,500	199,661	267,161
Paul G. Thomas	70,000	199,661	269,661
Christopher D. Van Gorder(4)	65,000	199,661	264,661
(1)

Amounts shown represent the aggregate grant date fair value of 531 RSUs granted on August 8, 2018 to each non-employee director under the Second Amended and Restated 2015 Omnibus Incentive Plan (the “2015 Plan”). In each case, amounts were computed in accordance with FASB ASC Topic 718, based on the fair market value of the underlying stock on the grant date. Please refer to Note 10 of our consolidated financial statements in our annual report on Form 10-K for the year ended March 31, 2019 (the “2019 Annual Report”), as filed with the SEC, for further discussion related to the assumptions used in our valuation.

(2)	Dr. Austen serves as Director Emeritus.
(3)

Mr. Sutter elected to receive all fees payable for his service as a director in the fiscal year ended March 31, 2019 in shares of our common stock. As a result, we issued to Mr. Sutter (i) 41 shares of our common stock on June 30, 2018, (ii) 38 shares of our common stock on September 30, 2018, (iii) 52 shares of our common stock on December 31, 2018, and (iv) 59 shares of our common stock on March 31, 2019. All shares of common stock granted to Mr. Sutter in the fiscal year ended March 31, 2019 were based on the closing price of our common stock on the date such shares were issued.

(4)

Mr. Van Gorder received $48,750 of his fees payable for his service as a director in the fiscal year ended March 31, 2019 in shares of our common stock. As a result, we issued to Mr. Van Gorder (i) 39 shares of our common stock on June 30, 2018, (ii) 36 shares of our common stock on September 30, 2018, and (iii) 51 shares of our common stock on December 31, 2018. All shares of common stock granted to Mr. Van Gorder in the fiscal year ended March 31, 2019 were based on the closing price of our common stock on the date such shares were issued.

The following table provides a summary of the aggregate number of unexercised stock options and unvested RSUs outstanding for each of our non-employee directors as of March 31, 2019.

Name	Unexercised Options Outstanding	Unvested RSUs Outstanding
W. Gerald Austen(1)	—	531
Dorothy E. Puhy	—	531
Jeannine M. Rivet	—	531
Eric A. Rose	—	531
Martin P. Sutter	24,000	531
Paul G. Thomas	—	531
Christopher D. Van Gorder	—	531
(1)	Dr. Austen serves as Director Emeritus.

Director Stock Ownership Guidelines

We also have stock ownership guidelines that require each director to beneficially own shares of our common stock (including common stock held in trust or by certain family members, but excluding stock underlying unvested RSUs, vested options and unvested or unearned PSUs) with the equivalent value, as of the acquisition date, of at least three times the aggregate annual cash retainer for a director. Each director is required to achieve such stock ownership requirements by the date of the fifth anniversary of such director’s appointment. Until the required ownership level is reached, directors are required to retain at least 50% of the shares, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options. As of March 31, 2019, all of our directors had met the stock ownership requirement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Paul G. Thomas (Chair), Jeannine M. Rivet and Martin P. Sutter. No member of our Compensation Committee is a former or current officer or employee of the Company. Our Lead Director, Dorothy E. Puhy, participates in meetings of the Compensation Committee as described above under “The Board of Directors and Certain Governance Matters—Lead Director.” Mr. Minogue, while not a member of the Compensation Committee, makes recommendations to the Compensation Committee regarding the compensation of executive officers other than himself, including the awards of stock options and RSUs, and often participates in the Compensation Committee’s deliberations, but does not vote on such matters. None of our executive officers serves, or has served during the 2019 fiscal year, as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee. Mr. Sutter, a member of our Compensation Committee, is a significant stockholder of Bioventus, where Mr. Minogue previously served as a director, but Mr. Sutter is not an executive officer of Bioventus.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (CD&A) describes the compensation philosophy, policies and practices associated with our executive compensation program for fiscal 2019. It also outlines the context in which compensation-related decisions were made in relation to fiscal 2019 for the named executive officers listed below, to whom we refer collectively as “named executive officers.”

Our Named Executive Officers in Fiscal 2019

The following individuals were named executive officers in fiscal 2019:

Named Executive Officer	Title

Michael R. Minogue	Chairman, President and Chief Executive Officer

Todd A. Trapp*	Vice President and Chief Financial Officer

Ian W. McLeod*	Interim Chief Financial Officer and Chief Accounting Officer

Andrew J. Greenfield**	Vice President and General Manager, Global Marketing

David M. Weber	Senior Vice President and Chief Operating Officer

Michael G. Howley	Vice President and General Manager, Global Sales

* Mr. McLeod was appointed Interim Chief Financial Officer and Chief Accounting Officer as of August 24, 2017, serving until the appointment of Mr. Trapp as Vice President and Chief Financial Officer as of April 9, 2018. Mr. McLeod is currently our Vice President and Corporate Controller and is not considered an executive officer.

** Mr. Greenfield is now Vice President and Chief Commercial Officer, following his appointment in April 2019.

Executive Summary: Fiscal 2019 at a Glance

Performance Highlights

•

Financial Performance – ABIOMED remains one of the fastest growing (by revenue) GAAP profitable medtech companies. We have achieved significant year-on-year increases in key financial metrics, including total revenue, GAAP operating margin, GAAP earnings per share and cash, and have shown substantial growth in all of these metrics over the past five years.

Revenue ($M)	GAAP Operating Margin %

GAAP Earnings Per Share	Cash ($M)

○

Revenue increased to $769 million in fiscal 2019, growing 30% over fiscal year 2018 and 234% over fiscal 2015. This revenue growth was at the upper quartile among the companies in our compensation peer group (as listed under below “Compensation Peer Group”), which on average showed revenue growth of 17%.

○

GAAP operating margin was 29.2%, an increase of 270 basis points over fiscal year 2018 driven by our strong revenue growth. Operating margins have increased from 12% in fiscal year 2015 to over 29% in fiscal year 2019.

○	GAAP earnings per share was $5.61, an increase of 129% over fiscal 2018 due to our solid operating performance.

○	Cash grew to $513 million, an increase of 28% over fiscal 2018; the Company continues to have no debt.

•	Total Stockholder Return (“TSR”) – Over the past five years (as of March 31, 2019), ABIOMED’s cumulative TSR ranks highest among the companies in its compensation peer group.

•	Business Achievements – Other key performance milestones in fiscal 2019 included:
○

Regulatory approvals: We received FDA approval for the Impella CP® heart pump with SmartAssist™, CE mark for both the Impella 5.5™ heart pump and Impella Connect™, Pharmaceuticals and Medical Devices Agency (PMDA) approval in Japan for the Impella CP heart pump and regulatory approval in India for several Impella products.

○	Patient support: We announced that we have supported more than 100,000 patients worldwide with our Impella heart pumps.
○	Patient survival: We announced that cardiogenic shock survival rates have improved significantly in the three years since the Impella FDA pre-market approval, as new data from the Impella Quality Database on patients treated between April 2018 and March 2019 showed an increase in median survival from 51% to 67%, a relative increase of 34%.
○

International business expansion: We made strategic investments in medical device technologies and continue to invest in the capital expansion of our manufacturing and office facilities in the United States and Germany.

○

Clinical trial outcome: In November 2018, we announced that the FDA STEMI DTU Pilot Study found, in a clinical trial, that unloading the left ventricle for thirty minutes prior to reperfusion in heart attack patients is safe and feasible.

Compensation Program Highlights

•

Pay Mix and Design - The overarching principle for our executive compensation program is to pay for performance while ensuring our compensation is efficient and not adverse to our public stockholder base. This principle is reflected in the mix of pay for our Chairman, President and Chief Executive Officer and other named executive officers.

○	the overall mix is very heavily weighted toward variable, incentive-based cash and stock compensation;
○	variable compensation is weighted toward long-term equity incentives; and,
○

based on the grant date fair value of equity incentive awards, approximately 60% or more of such awards are delivered in the form of performance-based equity (composed of time-vesting stock options and performance-vesting PSUs), with the largest portion of compensation comprised of performance-vesting PSUs.

Compensation Design

Compensation Philosophy

The primary objectives of our executive compensation program are to:

✓	tie executive compensation to performance objectives and long-term stockholder returns;
✓	attract, retain and motivate key executives with compensation that is competitive relative to that of our peers; and
✓	reward superior financial, strategic and operational performance that is achieved in a manner consistent with our team-oriented values and corporate goals.

Various key features of our executive compensation program are set forth below.

Things we do	Things we don’t do

  ✓  Pay a significant majority of executive compensation in the form of long-term incentive-based awards, and the largest portion in performance-vesting awards

   ✓  Cap the maximum payout under our annual incentive plan and vesting of our performance-based RSUs (“PSUs”)

   ✓  Set challenging targets and performance metrics for our annual cash incentive plan and our performance-vesting long-term equity incentive awards

   ✓  Maintain a formal clawback policy for cash- and equity-based incentive programs

  ✓  Subject executives to a stock ownership guidelines

  ✓  Conduct an annual risk assessment of our compensation programs

  ✓  Engage an independent consultant to provide support and advice to the Compensation Committee

×   Provide executive perquisites

×   Allow our officers or directors to hedge or pledge our stock (without exception)

×   Provide new tax gross-ups

×    Re-price underwater options

×   Pay guaranteed bonuses

×   Encourage excessive risk-taking

×   Pay dividends or dividend equivalents on unearned PSUs

×   Guarantee equity incentive awards for our named executive officers

Compensation Elements

We aim to deliver competitive levels of total compensation in the aggregate at target, in line with our overarching pay-for-performance philosophy, while reviewing external market data. To that end, the compensation of our named executive officers in fiscal 2019 consisted of base salary, annual cash incentive award, the grant of equity incentives and participation in benefit plans generally available to all employees. The largest component of our named executive officers’ annual compensation program is equity incentives, followed by, depending on the individual, cash-based incentive compensation or base salary. As demonstrated by the pie charts in “Executive Summary,” the vast majority of compensation for our Chairman, President and Chief Executive Officer and other named executive officers is variable and incentive-based (96% and 86%, respectively). We believe this practice to be consistent with our philosophy of tying executive compensation to performance, while also rewarding our named executive officers for exceeding expectations.

Element	Purpose	Key Features

Base Salary	Provide competitive baseline compensation and a level of cash income predictability and stability.

✓  Fixed cash compensation

✓  Amounts informed by competitive market levels, accounting for factors such as scope of the position, experience, and performance

✓  Target competitive range around median among our compensation peer group

Annual Incentive Plan (Cash Bonus)	Reward the achievement of corporate and individual performance during the year and demonstration of competencies from our Core Principles and Operating Procedures.

✓  Variable cash compensation governed by terms of plan

✓  Performance metrics include absolute revenue amounts that require growth in upper quartile among companies in our compensation peer group

✓  Target opportunity determined in consideration of external market data

✓  Actual value based on a combination of Company financial performance and individually-defined, pre-established performance objectives and demonstration of competencies for any payout

Long-Term Incentives	Align with the long-term interests of ABIOMED, our stockholders and our executives, while rewarding long-term sustainable value creation and driving retention

✓  Variable equity-based compensation governed by award agreements

✓  Performance metrics require absolute revenue targets that require, for target payouts, growth in upper quartile among compensation peer group

✓  Size of awards determined in consideration of external market data

✓  PSUs vest, after being earned, upon the achievement of performance objectives, ratably over a three-year period

✓  RSUs have three-year ratable vesting and drive our goal of retaining top-tier talent

✓  Options have three-year ratable vesting with a ten-year term and are intended to put a greater portion of total compensation “at risk”

Compensation Governance

Compensation Oversight

Role of the Compensation Committee

The Compensation Committee, which consists entirely of independent directors, oversees our executive compensation programs and met throughout fiscal 2019 to discuss the key items described under “The Annual Process.” The Compensation Committee administers our annual cash incentive and long-term equity incentive plans and reviews performance levels relevant to compensation. It also decides the compensation of all named executive officers other than our Chairman, President and Chief Executive Officer, seeks to ensure that all executive compensation is fair and aligned with our compensation policy, and makes recommendations to our Board of Directors with respect to the compensation of the Chairman, President and Chief Executive Officer and our compensation practices generally. The Compensation Committee reviews all of the information presented and discusses the recommendations with the Chairman, President and Chief Executive Officer and with our compensation consultant. In making decisions regarding pay levels and practices for our named executive officers, the Compensation Committee considers a variety of factors, including:

•	absolute corporate performance relative to our objectives;

•	creation of long-term value for our stockholders and stockholder views on compensation;

•	our corporate performance relative to our established peer group; and

•	compensation practices observed in our established peer group.

The duties and responsibilities of the Compensation Committee can be found in its charter, which can be found on our website, under “The Board of Directors and Certain Governance Matters—Committees of the Board of Directors—Compensation Committee.”

Role of the Independent Compensation Consultant

As outlined in its charter, the Compensation Committee has the right to retain compensation consultants (and other outside consultants) to provide independent advice to the Compensation Committee. In fiscal 2017, the Compensation Committee appointed Willis Towers Watson as an independent outside compensation consultant. During fiscal 2019, Willis Towers Watson advised the Compensation Committee on various compensation-related items including peer group development, market practices, industry trends, investor views and market data. In addition they reviewed and provided the Compensation Committee with an independent perspective of management recommendations on compensation.

The Compensation Committee considered the six factors specified by the SEC in Rule 10C-1 and by Nasdaq Stock Market Rule 5605(d)(3)(D) to monitor the independence of its compensation consultant and determined that Willis Towers Watson’s services during fiscal 2019 did not raise a conflict of interest.

Role of Management

Each year, the Chairman, President and Chief Executive Officer provides an assessment of the performance of each named executive officer, other than himself, during the prior year and recommends to the Compensation Committee the compensation to be awarded to each executive officer, which is then determined by the Compensation Committee. The Chairman, President and Chief Executive Officer’s recommendations are based on numerous factors including:

•	corporate and individual performance;

•	leadership competencies; and

•	external market competitiveness.

The Chairman, President and Chief Executive Officer also provides a self-assessment of his achievements for the prior year, which the Compensation Committee reviews and considers when making a recommendation for an appropriate level of compensation for the Chairman, President and Chief Executive Officer to the Board for approval. The Chairman, President and Chief Executive Officer does not participate in any deliberations regarding his own compensation.

The Annual Process

The Compensation Committee typically meets four times a year to consider the following items:

Quarter	Typical Meeting Topics

Q1	✓	Review and approve executive pay recommendations, including any salary adjustments, annual cash incentive payouts and LTI award values

	✓	Review and approve proposed annual equity grants

	✓	Approve annual corporate and individual performance goals for the year ahead

	✓	Assess compliance with stock ownership guidelines

	✓	Review historical equity awards and resulting burn rates

	✓	Review and finalize relevant proxy statement content

Q2	✓	Review and discuss proxy advisor reports and any other investor feedback

	✓	Review and discuss executive compensation risk assessment

	✓	Review current compensation philosophy

	✓	Undertake Compensation Committee self-evaluation

Q3	✓	Receive update on legislative, regulatory and governance environments

	✓	Conduct annual peer group review

	✓	Review factors affecting independence of compensation consultant

	✓	Review regulatory trends

Q4	✓	Discuss potential CD&A enhancements and review planning timeline

	✓	Review Compensation Committee charter

	✓	Discuss potential changes to the annual and long-term incentive plan designs for the upcoming year

	✓	Review and consider executive compensation benchmarking

Views of our Stockholders

At our 2018 Annual Meeting of Stockholders, consistent with prior years, we continued to receive substantial support for our executive compensation program, with approximately 95% of the votes cast (excluding broker non-votes) for approval of our annual “say-on-pay” proposal. The Compensation Committee believes these results convey positive stockholder support for its decisions on executive compensation and that the Company’s executive compensation program is aligned with our stated compensation philosophy and objectives.

The Compensation Committee is committed to regularly reviewing, assessing and, when appropriate, adjusting the Company’s compensation programs based on feedback from our stockholders, best practices, and compensation trends. Based on the positive “say-on-pay” voting outcome in 2018 and input provided by Willis Towers Watson, the Compensation Committee was satisfied that our existing compensation programs support our pay-for-performance philosophy, and, accordingly, did not make any significant adjustments during fiscal 2019.

Compensation Peer Group

To understand the external market competitiveness of the compensation for our named executive officers, the Chairman, President and Chief Executive Officer and the Compensation Committee review a report analyzing publicly-available information and surveys prepared by Willis Towers Watson. The report compares the compensation of each named executive officer, other than the Chairman, President and Chief Executive Officer, to data for comparable positions at companies in our peer group, which we refer to us as our “compensation peer group.” The Compensation Committee reviews our compensation peer group annually, with input from Willis Towers Watson. Consideration is given to relative size (revenue, market capitalization, GAAP operating margin and other relevant criteria) and nature of business (business focus and model) of the organizations. The fiscal 2019 compensation peer group comprised the following 20 companies:

• Align Technology, Inc. • Cantel Medical Corp. • CONMED Corporation • DexCom, Inc. • Edwards Lifesciences Corporation • Globus Medical, Inc.	• Haemonetics Corporation • Halyard Health, Inc. • Hologic, Inc. • ICU Medical, Inc. • Inogen, Inc. • Integra LifeSciences Holdings Corporation • Masimo Corporation	• Merit Medical Systems, Inc. • Natus Medical Incorporated • Nevro Corp. • NuVasive, Inc. • Penumbra, Inc. • ResMed Inc. • Teleflex Incorporated

Fiscal 2019 Base Salary

We pay each of our named executive officers a base salary to provide a baseline level of compensation that is both competitive with the external market and commensurate with each employee’s past performance, experience, responsibilities and skills. Base salaries are set using the median of companies in our compensation peer group as an initial reference point with consideration of the factors described above. For our named executive officers, the percentage increase from fiscal 2018 corresponded to the named executive officer’s overall performance ranking of 1 to 4 under his annual cash incentive award in fiscal 2018 (which ranking system is described in more detail under “Fiscal 2019 Annual Incentive Plan” below), while taking into account market adjustments. Base salaries may also be adjusted from time to time based upon the Company’s overall budgetary guidelines, employee promotions or increased responsibilities.

In fiscal 2019, the Compensation Committee, and in the case of the Chairman, President and Chief Executive Officer, the Board approved the following base salaries, effective for all named executive officers as of June 1, 2018, other than Mr. Trapp, whose salary took effect in April 2018 when he first joined the Company. Base salary increases for our named executive officers in fiscal 2019 were, on average, consistent with the increases awarded to the broader employee population.

Named Executive Officer	Fiscal 2018 Base Salary	Fiscal 2019 Base Salary

Michael R. Minogue	$717,515	$753,391

Todd A. Trapp	n/a*	$480,000

Ian W. McLeod	$261,131	$271,576

Andrew J. Greenfield	$323,440	$329,909

David M. Weber	$413,225	$433,886

Michael G. Howley	$348,308	$362,240

* Mr. Trapp became our Vice President and Chief Financial Officer in April 2018.

Fiscal 2019 Annual Incentive Plan

We maintain the Annual Incentive Plan, a cash incentive plan, for all employees, including our named executive officers. The purpose of this program is to motivate and reward the attainment of our annual financial, strategic and operational goals and the attainment of individual goals for employees.

2019 Cash Incentive Awards

Under the Annual Incentive Plan, the Compensation Committee establishes target annual cash incentive levels for our named executive officers in consideration of external market data. For all named executive officers, annual cash incentive opportunities for fiscal 2019 were targeted at a level that represented a meaningful portion of each executive’s current base salary. For fiscal 2019, target cash incentive opportunities for our named executive officers were as follows:

Named Executive Officer	Target Cash Incentive Award (% of salary)

Michael R. Minogue	195%

Todd A. Trapp	65%

Ian W. McLeod	40%

Andrew J. Greenfield	60%

David M. Weber	85%

Michael G. Howley	65%

Actual cash incentive awards can range from 0% to 200% of target award levels, depending on the individual overall rating. The Compensation Committee found that it was important to establish maximum payout amounts under the Annual Incentive Plan to prevent a risk of excessive cash compensation, particularly considering the Company’s outstanding annual revenue growth rate, TSR and other financial performance versus that of companies in the peer compensation group. These maximum payouts were, in turn, tempered by intentionally high and demanding revenue goals in the upper quartile among such peer companies, which helped to maintain a solid and balanced incentive structure.

For each named executive officer, there were two components to the award in fiscal 2019:

•	70% was based on the achievement of corporate performance goals, including (i) revenue and (ii) other financial, operational and strategic goals.

•

30% was based on an assessment of the executive officer’s overall individual performance, which included, among other things, professional competency, work ethic, leadership, flexibility, commitment to the Company’s Code of Conduct and Compliance Policy and professionalism/integrity.

Performance Metrics

Corporate performance goals are developed by our Chairman, President and Chief Executive Officer, in consultation with other members of senior management, and presented to our Board of Directors for review on an annual basis. Individual performance goals for our named executive officers, other than our Chairman, President and Chief Executive Officer, are established by our Chairman, President and Chief Executive Officer and discussed with the Compensation Committee. Individual performance goals for our Chairman, President and Chief Executive Officer are established by the Board.

The corporate performance goals include revenue, with the same revenue targets used for all named executive officers including our Chairman, President and Chief Executive Officer. As one of the fastest growing, GAAP profitable medtech companies, we believe revenue represents the most effective financial measure of the attainment of our Patients First goal. In our efforts to make our technology the standard of care, we consistently strive to improve patient outcomes. Improving patient outcomes increases Impella utilization and enables us to reinvest in training, research and development, sales, marketing and educational initiatives. We also believe that revenue has been the driving factor in our exceptional TSR, and thus a tool for promoting stockholder value. Our Compensation Committee has discussed and continues to consider the use of different and/or additional metrics as the Company continues to grow.

For each of the named executive officers, the corporate performance goals also include four to five specific objectives selected from our annual operating plan based on each executive officer’s responsibilities. These goals for fiscal 2019 included (i) improving patient outcomes and maximizing customer satisfaction with innovation, training, product quality and ease of use, (ii) accelerating patient and revenue growth with education and awareness, (iii) implementing operational processes to support our cardiogenic shock initiative programs and successful first full year commercial launch in Japan, completing the STEMI DTU Pilot Study, leveraging our CVAD STUDY™ for Impella publications and initiating a limited market release of the Impella 5.5 in Germany, and (iv) increasing production and organizational capacity while maintaining quality and predictability.

The Compensation Committee believes that the challenging nature and the selection of these corporate performance goals most effectively align management incentives with enhancement of long-term stockholder value. Our Compensation Committee purposely sets high revenue growth and other performance targets in order to make them difficult to achieve and to optimize the amount of incentive compensation “at risk.” Revenue metrics for fiscal 2019 were aggressive, requiring revenue growth between 26% and 32% over fiscal 2018 for any payout, which assumed growth rates above the 75th percentile among the companies in our compensation peer group. These metrics used in fiscal 2019 also increased between 32% and 34% from those used in fiscal 2018.

Payout Calculation

At the end of each fiscal year, each named executive officer is evaluated on a scale of 1 through 4 for each corporate and individual performance goal, and his or her overall rating translates to a defined actual payout level (as a percentage of target). Level “2” is the expected rating based on aggressive corporate and/or individual goals, as applicable, with a level “4” rating being very difficult to achieve and above industry-leading in performance.

For fiscal 2019, a rating of 4 would have resulted in a payout of 160% to 200% of award target, a rating of 3 would have resulted in a payout of 120% to 160% of award target, a rating of 2 would have resulted in a payout of 80% to 120% of award target and a rating of 1 would have resulted in no payout. Cash incentive awards for named executive officers, other than the Chairman, President and Chief Executive Officer are recommended by the Chairman, President and Chief Executive Officer; however, the Compensation Committee has the discretion to alter actual awards from his recommendation, either up or down. The Board analyzes and determines the actual cash incentive payouts for the Chairman, President and Chief Executive Officer.

For fiscal 2019, the Compensation Committee endorsed, and did not alter, the cash incentive amounts proposed by the Chairman, President and Chief Executive Officer for the other named executive officers. Actual cash incentive awards made to our named executive officers other than Mr. Minogue for fiscal 2019 ranged from approximately 110% to 138% of the officer’s target award, with an average award equal to approximately 115% of the target award. Mr. Minogue was awarded 110% of his target award.

In light of our strong full-year financial results in fiscal 2019, these payouts reflect our disciplined and balanced pay-for-performance philosophy and the demanding nature of the performance metrics thoughtfully set by our Compensation Committee. Even with our fiscal 2019 revenue of $769 million and revenue growth of 30% over fiscal 2018, which substantially exceeded the average of 17% for companies in our compensation peer group, five out of six of our named executive officers received cash incentive payouts only marginally above target.

Fiscal 2019 Long-Term Incentive Awards

We offer equity incentives to employees to foster a culture of ownership, align compensation with stockholder interests and promote long-term retention and affiliation with the Company. Each year, the Compensation Committee determines the types and sizes of awards to be used for delivering such incentives. In doing so, the Compensation Committee considers the ability of each type of award to achieve key compensation objectives (such as retention, motivation and attraction), the needs of the business, competitive market practices, dilution and expense constraints, as well as tax and accounting implications. The Compensation Committee sets and approves the size, mix and terms of awards for all named executive officers other than our Chairman, President and Chief Executive Officer for which it makes recommendations to our Board.

Below is a summary of the long-term incentive vehicles awarded to our named executive officers in fiscal 2019:

Element	Purpose	Key Features
Stock options	Incentivize long-term value creation and continued stock price growth	• Three-year ratable vesting • Ten-year term
Performance-based RSUs (PSUs)	Incentivize continued focus on short- and long-term performance	• One-year performance period tied to challenging revenue growth targets
• Three-year ratable vesting (only to the extent that revenue targets are achieved)
Time-based RSUs (RSUs)	Retention of key talent	• Three-year ratable vesting

2019 Equity Grants

Although the mix of long-term equity incentives awarded to each named executive officer can vary from year-to-year, the Compensation Committee typically seeks to ensure that PSUs represent the largest proportion of any named executive officer’s annual long-term equity incentive compensation. In determining or recommending to the Board the size of the stock option, RSU and PSU grants for fiscal 2019, the Compensation Committee reviewed market data, past financial performance and current corporate goals. When making these grants in early fiscal 2019, the Compensation Committee considered several factors, including 33% revenue growth in fiscal 2018, fiscal 2018 TSR of 132% and a $7.4 billion increase in our market capitalization during fiscal 2018. The Compensation Committee also considered the objective of retaining a top-tier management team in an extremely competitive medtech space.

The table below summarizes the long-term equity incentive awards granted to each named executive officer:

AVERAGE NEO EQUITY COMPENSATION MIX FOR FISCAL 2019

Named Executive Officer	Number of Stock Options Granted	Number of RSUs Granted	Number of PSUs Granted (at Target)	Expected Value of All Awards (at Target for PSUs)(1)
Michael R. Minogue	30,000	11,000	22,000	$16,864,989
Todd A. Trapp	0	6,288	1,500	$2,372,706
Ian W. McLeod	2,000	900	1,200	$1,086,136
Andrew J. Greenfield	4,000	1,400	3,000	$2,248,665
David M. Weber	6,500	2,400	4,500	$3,558,588
Michael G. Howley	4,000	1,400	3,000	$2,248,665

(1)	For valuation assumptions, please see footnotes 1 and 2 to the Summary Compensation Table on pages 44 and 45.

Payout Calculation

The Compensation Committee uses revenue as the performance metric for our performance-vesting equity awards. We purposely use revenue for assessing performance under both our annual cash incentive awards and our long-term performance-vesting equity incentive awards. For more information on why we believe revenue is the most effective performance metric for both forms of incentive compensation and how the metric is chosen, see “Fiscal 2019 Annual Incentive Plan—Performance Metrics.”

The number of PSUs that vest at the end of the relevant performance period is based on the revenue for that period as compared against the pre-set revenue metrics for fiscal 2019 as discussed in “Fiscal 2019 Annual Incentive Plan—Performance Metrics.” The percentage of PSUs vesting between these revenues is determined through linear interpolation. For fiscal 2019, we achieved revenues of $769 million (representing 30% revenue growth over fiscal 2018), resulting in a payout of 139.3% of target PSUs to all of our named executive officers.

Other Elements of Compensation

Benefits and Perquisites

We do not provide excessive benefits or perquisites to our executive officers. We provide them with matching contributions to our 401(k) plan, which are available to substantially all of our employees. We also provide life insurance and long-term disability insurance premiums, which represent typical elements of executive compensation. In addition, our named executive officers are entitled to certain benefits in connection with certain terminations of employment and/or in connection with a change of control, as further described in “Narrative Supplement to Compensation Tables—Change of Control Agreements with Named Executive Officers.”

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. Prior to the Tax Cuts and Jobs Act (the “Tax Reform Law”) that was enacted on December 22, 2017, the limitation applied only to the compensation of our Chairman, President and Chief Executive Officer and our three most highly compensated executive officers other than our Chairman, President and Chief Executive Officer and our Vice President and Chief Financial Officer. In addition, prior to the Tax Reform Law, certain “performance-based compensation” could qualify for an exemption from this deduction limit if it satisfied certain conditions under Section 162(m). Effective for taxable years beginning after December 31, 2017, the Tax Reform Law expanded the deduction limitation to apply to a corporation’s chief financial officer and repealed the exemption for performance-based compensation except for certain grandfathered compensation arrangements.

The Compensation Committee will continue to consider the impact of the deductibility rules, including the changes under the Tax Reform Law, in developing and administering our compensation programs. However, this consideration is balanced with our primary goal of structuring compensation programs to attract, reward, motivate and retain highly talented executives. Accordingly, because our compensation objectives are not always consistent with the requirements for full deductibility, we have entered, and may in the future enter, into compensation arrangements under which certain payments are not deductible under Section 162(m).

On May 13, 2015, the Compensation Committee adopted a policy not to provide tax gross-ups under Sections 280G and 4999 of the Code in any new employment agreements.

Managing Compensation-Related Risks

The Compensation Committee reviews the risks associated with ABIOMED’s compensation policies and practices to determine whether any risks associated with such policies and practices encourage unnecessary or excessive risk-taking or are reasonably likely to have a material adverse effect on the Company. The Compensation Committee also oversees an annual review of the Company’s risk assessment of its compensation policies and practices for its employees. The risk-mitigating features that ABIOMED has adopted within our executive compensation programs are summarized below.

Claw-back Policy

ABIOMED adopted a recoupment (or “claw-back”) policy in June 2015, covering each of our executive officers. The policy provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee may seek reimbursement of any cash- or equity-based bonus/other incentive compensation (including vested and unvested equity) paid or awarded to the executive officer or effect cancellation of previously-granted equity awards to the extent the compensation was based on erroneous financial data and exceeded what would have been paid to the executive officer under the restatement. Under our award agreements, we may also recover from executive officer grantees compensation in connection with the grantee’s breach of a non-competition, non-solicitation, confidentiality or similar covenant or agreement.

Anti-Hedging and Anti-Pledging Policies

Our policies prohibit without exception the hedging and pledging of our common stock by all executives, employees and directors.

Executive Stock Ownership Guidelines and Share Retention Requirements

We maintain stock ownership guidelines intended to align further the interests of our executive officers with those of our stockholders. The guidelines require covered roles to hold common stock (including common stock held in trust, by certain family members or in the Company’s 401(k) plan, but excluding stock underlying unvested RSUs, vested options and unvested or unearned PSUs) worth a value expressed as a multiple of their salary within five years of the guidelines applying to them. We review our ownership guidelines on a regular basis to ensure they align with peer group norms and governance best practices and that they remain appropriate in light of our annual equity award levels.

Each of our current executive officers (which includes our Chairman, President and Chief Executive Officer and the group of individuals listed under “Executive Officers” in this proxy statement) is required to meet these ownership levels by the later of June 29, 2020 or five years after the date he or she was initially designated an executive officer of the Company. Until the required ownership level is reached, executive officers are required to retain at least 50% of the shares, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options. As of March 31, 2019, all of our executive officers had timely met the stock ownership requirement. Mr. Trapp, who was appointed on April 9, 2018, has until April 9, 2023 to meet these guidelines.

Role	Share Ownership Guideline (Multiple of Salary)	Compliance(1)

Chairman, President and Chief Executive Officer	3.00

Other Executive Officers(2)	1.00

(1)	Based on salary and fair market value of counted equity as of March 31, 2019.

(2)

Excludes Mr. McLeod, who is not an executive officer of the Company and is only a named executive officer for purposes of compensation disclosure as he served as Interim Chief Financial Officer, until Mr. Trapp’s appointment as Vice President and Chief Financial Officer on April 9, 2018.

Fiscal 2020 Compensation

In May 2019, the Compensation Committee conducted its annual executive compensation review. As part of this review, the Compensation Committee made fiscal 2020 compensation decisions for our named executive officers and recommended the compensation of our Chairman, President and Chief Executive Officer to the Board, which then met to approve his fiscal 2020 compensation. The Compensation Committee and the Board determined that in fiscal 2020 the named executive officers will receive only grants of stock options and PSUs. The Compensation Committee and Board, as applicable, determined not to grant any time-vesting RSUs, so as to place more compensation “at risk” and to emphasize the focus on forward-looking, performance-based equity. In making these decisions, the Compensation Committee considered, among other factors, our strategic plans for growth and expansion, our corporate performance and the individual performance of each named executive officer, market data and the input of Willis Towers Watson.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis set forth above. Based on its review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2019 Annual Report.

Compensation Committee

By:	Paul G. Thomas (Chair)
Martin P. Sutter
Jeannine M. Rivet

Compensation Tables

Summary Compensation Table

The following table provides a summary of all compensation earned with respect to fiscal 2019, 2018 and 2017 by our named executive officers (to the extent such officers were employed by us at any point during those fiscal years).

Name and Principal Position	Fiscal Year	Salary($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation (7)	Total ($)
Michael R. Minogue	2019	753,391	12,605,010	4,259,979	1,616,024	8,826	19,243,230
Chairman of the Board, President,	2018	717,515	5,726,091	1,622,475	2,238,646	8,806	10,313,532
Chief Executive Officer	2017	648,748	9,405,482	1,230,910	934,197	2,206	12,221,543
Todd A. Trapp (4)	2019	480,000	2,372,706	—	343,200	2,232	3,198,138
Vice President and Chief
Financial Officer
Ian W. McLeod (5)	2019	271,576	802,137	283,999	119,493	8,530	1,485,734
Interim Chief Financial Officer	2018	261,131	376,628	147,498	167,124	8,346	960,726
and Chief Accounting Officer
Andrew J. Greenfield	2019	329,909	1,680,668	567,997	272,175	8,826	2,859,575
Vice President and General Manager, Global Marketing(6)
David M. Weber	2019	433,886	2,635,593	922,995	405,683	8,826	4,406,983
Senior Vice President and	2018	413,225	941,570	393,327	433,886	8,806	2,190,814
Chief Operating Officer	2017	382,616	1,802,019	282,504	267,831	2,206	2,737,176
Michael G. Howley	2019	362,240	1,680,668	567,997	259,002	8,826	2,878,733
Vice President and General	2018	348,308	914,668	319,578	362,240	8,806	1,953,600
Manager, Global Sales	2017	334,912	1,399,470	322,862	239,462	2,206	2,298,911

(1)

Amounts shown represent the aggregate grant date fair value of awards of time-based RSUs and performance-based PSUs made to the named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718. The underlying valuation assumptions are discussed in Note 10 to our consolidated financial statements for our fiscal year ended March 31, 2019, included in our 2019 Annual Report. As required by SEC rules, stock awards are reported in the year of grant. For fiscal 2019 and fiscal 2018, the grant date value of PSUs as reported assumed performance at the target payout level. For fiscal 2017, the grant date fair value of PSUs as reported assumed performance at the maximum payout level, with the exception of certain PSUs granted to Mr. Minogue in fiscal 2017 vesting based on the Company’s TSR relative to the TSR of the companies in the S&P Health Care Equipment Select Industry Index over a three-year period, which assumed performance at the target payout level. The grant date fair values of the time-based RSUs and of the PSUs at the target and/or maximum payout levels, as applicable, in each of the past three fiscal years as reported above is as follows:

		Grant Date Fair Value of Time-Based RSUs and PSUs at Target or Maximum Level ($)
Name	Grant	2019	2018	2017
Michael R. Minogue	Time-based RSUs	4,201,670	1,869,689	1,095,820
	PSUs	8,403,340	3,856,402	2,856,105
Todd A. Trapp	Time-based RSUS	1,799,751	n/a	n/a
	PSUs	572,955	n/a	n/a
Ian W. McLeod	Time-based RSUS	343,773	134,510	n/a
	PSUs	458,364	242,118	n/a
Andrew J. Greenfield	Time-based RSUS	534,758	n/a	n/a
	PSUs	1,145,910	n/a	n/a
David M. Weber	Time-based RSUS	916,728	403,530	249,050
	PSUs	1,718,865	538,040	697,340
Michael G. Howley	Time-based RSUS	534,758	242,118	179,316
	PSUs	1,145,910	672,550	547,910

As required by SEC rules, the grant date fair value of the PSUs at the maximum payout levels in each of the past three fiscal years, where not represented in the Summary Compensation Table, is as follows:

	Grant Date Fair Value of PSUs at Maximum Level ($)
Name	2019	2018	2017
Michael R. Minogue	16,806,680	7,712,803	5,712,211
Todd A. Trapp	1,145,910	n/a	n/a
Ian W. McLeod	916,728	484,236	n/a
Andrew J. Greenfield	2,291,820	n/a	n/a
David M. Weber	3,437,730	1,076,080	n/a
Michael G. Howley	2,291,820	1,345,100	n/a

(2)

Amounts shown represent the aggregate grant date fair value of option awards made to the named executive officer, computed in accordance with FASB ASC Topic 718. Fair value is calculated using the Black-Scholes value on the grant date. As required by SEC rules, awards are reported in the year of grant. The underlying valuation assumptions are discussed in Note 10 to our consolidated financial statements for our fiscal year ended March 31, 2019, included in our 2019 Annual Report.

(3)

Reflects amounts that were earned under our annual cash incentive plan for fiscal 2019, fiscal 2018 and fiscal 2017 performance and that were determined and paid during the first quarter of each following fiscal year.

(4)	Mr. Trapp was appointed Vice President and Chief Financial Officer as of April 9, 2018.
(5)

Mr. McLeod was appointed Interim Chief Financial Officer and Chief Accounting Officer as of August 24, 2017, serving until the appointment of Mr. Trapp as of April 9, 2018. Mr. McLeod is currently our Vice President and Corporate Controller.

(6)	Mr. Greenfield was appointed Vice President and Chief Commercial Officer in April 2019.
(7)

Includes the following: (a) 401(k) contributions by the Company, which were (i) for Mr. Minogue, $8,250 in 2019, $8,100 in 2018, and $1,500 in 2017, (ii) for Mr. Trapp, $1,800 in 2019, (iii) for Mr. McLeod, $8,017 in 2019 and $7,739 in 2018, (iv) for Mr. Greenfield, $8,250 in 2019, (v) for Dr. Weber, $8,250 in 2019, $8,100 in 2018 and $1,500 in 2017 and (vi) for Mr. Howley, $8,250 in 2019, $8,100 in 2018 and $1,500 in 2017; and (b) life insurance premium payments by the Company, which were (i) for Mr. Minogue, $576 in 2019, $706 in 2018, and $706 in 2017, (ii) for Mr. Trapp, $432 in 2019, (iii) for Mr. McLeod, $513 in 2019 and $607 in 2018, (iv) for Mr. Greenfield, $576 in 2019, (v) for Dr. Weber, $576 in 2019, $706 in 2018 and $706 in 2017 and (vi) for Mr. Howley, $576 in 2019, $706 in 2018 and $706 in 2017.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the named executive officers during fiscal 2019.

	Grant Date (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2)		Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh) (6)	Grant Date Fair Value of Stock and Option Awards (6)
Name		Target ($)	Maximum ($)	Target (#)	Maximum (#)
Michael R.	5/16/2018	1,469,112	2,938,224
Minogue	5/16/2018						30,000	381.97	4,259,979
	5/16/2018					11,000			4,201,670
	5/16/2018			22,000	44,000				8,403,340
Todd A.	5/16/2018	312,000	624,000
Trapp	5/16/2018			1,500	3,000				572,955
	4/9/2018					6,288			1,799,751
Ian W.	5/16/2018	108,630	217,260
McLeod	5/16/2018						2,000	381.97	283,999
	5/16/2018					900			343,773
	5/16/2018			1,200	2,400				458,364
Andrew J.	5/16/2018	197,945	395,890
Greenfield	5/16/2018						4,000	381.97	567,997
	5/16/2018					1,400			534,758
	5/16/2018			3,000	6,000				1,145,910
David M.	5/16/2018	368,803	737,605
Weber	5/16/2018						6,500	381.97	922,995
	5/16/2018					2,400			916,728
	5/16/2018			4,500	9,000				1,718,865
Michael G.	5/16/2018	235,456	470,912
Howley	5/16/2018						4,000	381.97	567,997
	5/16/2018					1,400			534,758
	5/16/2018			3,000	6,000				1,145,910

(1)

Reflects the dates on which the Compensation Committee approved the target fiscal 2019 annual cash incentive awards or the grants of stock options or RSUs. No named executive officer paid any amount to us in consideration for the grant of any stock options or RSUs.

(2)

Represents potential target and maximum cash payouts set at the beginning of the fiscal year under our Fiscal 2019 Annual Incentive Plan. There are no threshold cash payout levels under the Fiscal 2019 Annual Incentive Plan. The amounts actually paid with respect to fiscal 2019 are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” For information on the formula and/or criteria used to determine the amounts paid under these fiscal 2019 grants, see “Compensation Discussion and Analysis—Fiscal 2019 Annual Incentive Plan.”

(3)

The grants to each named officer represent shares of our common stock subject to PSUs granted under our 2015 Plan, eligible to be earned based on the achievement of revenue goals for fiscal 2019 at the target and maximum payout levels and subject to time-based vesting once earned. There are no threshold payout levels under the PSUs granted in fiscal 2019. For information on the performance conditions used in determining the amounts payable for and the vesting schedule of grants made in fiscal 2019, see “Compensation Discussion and Analysis—Fiscal 2019 Long-Term Incentive Awards.”

(4)	Represents shares of our common stock subject to RSU awards granted under our 2015 Plan that are subject to ratable time-based vesting over three years on each anniversary of the date of grant.
(5)	Represents stock options to purchase shares of our common stock granted under our 2015 Plan that are subject to ratable time-based vesting over three years on each anniversary of the date of grant.
(6)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown reflect the grant date fair values of the awards computed in accordance with FASB ASC Topic 718. For stock options, fair value is calculated using the Black-Scholes value on the grant date. In calculating these values, we used the assumptions described in Note 10 to our consolidated financial statements included in our 2019 Annual Report. The grant date fair value of PSUs is determined based on the probable outcome of the performance conditions associated with the awards. The actual amount of compensation that may be earned by the named executive officer will depend on the extent to which the awards vest and the price of our common stock at the time of exercise or vesting.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding equity awards held by the named executive officers on March 31, 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable (1)	Option Exercise Price($)	Option Expiration Date	Number of Units of Stock That Have Not Vested(#)(2)	Market Value of Units of Stock That Have Not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(#)(4)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested($)(3)
Michael R. Minogue	100,000	—	22.44	5/22/2022	190,006	54,263,814	22,000	6,282,980
	85,000	—	23.15	5/14/2023
	85,000	—	21.55	5/14/2024
	35,000	—	66.25	5/13/2025
	20,333	10,167	99.62	5/24/2026
	11,000	22,000	134.51	5/15/2027
	—	30,000	381.97	5/16/2028
Todd A. Trapp	—	—	—	—	6,288	1,795,790	1,500	428,385
Ian W. McLeod	—	667	99.62	5/24/2026	5,294	1,511,913	1,200	342,708
	—	2,000	134.51	5/15/2027
	—	2,000	381.97	5/16/2028
Andrew J. Greenfield	5,000	—	21.55	5/14/2024	12,599	3,598,148	3,000	856,770
	5,000	—	66.25	5/13/2025
	3,333	1,667	99.62	5/24/2026
	2,166	4,334	134.51	5/15/2027
	—	4,000	381.97	5/16/2028
David M. Weber	—	—	—	6/3/2020	60,186	17,188,520	4,500	1,285,155
	13,000	—	23.15	5/14/2023
	15,000	—	21.55	5/14/2024
	10,000	—	66.25	5/13/2025
	4,666	2,334	99.62	5/24/2026
	2,666	5,334	134.51	5/15/2027
	—	6,500	381.97	5/16/2028
Michael G. Howley	15,000	—	23.15	5/14/2023	12,599	3,598,148	3,000	856,770
	7,500	—	21.55	5/14/2024
	5,000	—	66.25	5/13/2025
	5,333	2,667	99.62	5/24/2026
	2,166	4,334	134.51	5/15/2027
	—	4,000	381.97	5/16/2028

(1)	The stock options with an exercise price of $99.62, $134.51 and $381.97 vest in equal installments over three years on each anniversary of the date of grant.
(2)

Represents the following number of time-based RSUs that were eligible to vest on May 24, 2019 (and did vest), subject to the executive’s continued employment through each such date: Mr. Minogue, 3,667 RSUs; Mr. McLeod, 334 RSUs; Dr. Weber, 834 RSUs; Mr. Greenfield, 600 RSUs; and Mr. Howley, 600 RSUs. Represents the following number of time-based RSUs, one-third of which were eligible to vest on May 15, 2018 (and did vest), one-third of which were eligible to time vest on May 15, 2019 (and did vest), and one-third of which are eligible to vest on May 15, 2020, subject to the executive’s continued employment through each such date: Mr. Minogue, 9,267 RSUs; Mr. McLeod, 667 RSUs; Mr. Greenfield, 600 RSUs; Dr. Weber, 2,000 RSUs; and Mr. Howley, 600 RSUs. Represents the following number of time-based RSUs, one-third of which were eligible to vest on May 16, 2019 (and did vest), and one-third of which are eligible to vest on each of May 16, 2020 and May 16, 2021, subject to the executive’s continued employment through each such date: Mr. Minogue, 11,000 RSUs; Mr. McLeod, 900 RSUs; Mr. Greenfield, 1,400 RSUs; Dr. Weber, 2,400 RSUs; and Mr. Howley, 1,400 RSUs. Represents the following number of RSUs that performance vested based on fiscal 2017 revenue and were eligible to time vest (and did vest) on May 24, 2019, subject to the executive’s continued employment through such date: Mr. Minogue, 12,495 RSUs; Mr. McLeod, 993 RSUs; Mr. Greenfield, 2,732 RSUs; Dr. Weber, 3,478 RSUs; and Mr. Howley, 2,732 RSUs. Represents the following number of RSUs that performance vested based on fiscal 2018 revenue, one-third of which were eligible to time vest on May 15, 2018 (and did vest), one-third of which were eligible to time vest on May 15, 2019 (and did vest) and one-third of which are eligible to time vest on May 15, 2020, subject to the executive’s continued employment through such date: Mr. Minogue, 38,227 RSUs; Mr. McLeod, 2,400 RSUs; Mr. Greenfield, 6,667 RSUs; Dr. Weber, 5,334 RSUs; and Mr. Howley, 6,667 RSUs. Represents the following number of RSUs that are eligible to performance vest (assuming maximum payout) based on the Company achieving TSR as compared with that of companies in the S&P Health Care Equipment Select Industry Index measured over a three-year period, subject to the executive’s continued employment through the determination date of the TSR for one half of the units that performance vest and the first anniversary of such date for the second half of the performance units that vest: Mr. Minogue, 115,350 RSUs; and Dr. Weber, 46,140 RSUs.

(3)	The market value of unvested shares of RSUs or unearned/unvested PSUs is based on $285.59, the closing market price of our common stock on March 31, 2019, the last trading date of fiscal 2019.
(4)

Represents the following number of PSUs that were eligible to performance vest at the target performance level based on fiscal 2019 revenue and became eligible to time vest on May 16, 2019, and one-third of which are eligible to time vest on each of May 16, 2020 and May 16, 2021, subject to the executive’s continued employment through each such date. These PSUs are reported at the target level due to a lack of threshold payout levels with respect to such PSUs. Following the close of fiscal 2019, it was determined that the following number of PSUs performance vested and became eligible to time vest based on fiscal 2019 exceeding the target performance level: Mr. Minogue, 30,646 PSUs; Mr. Trapp 2,089 PSUs; Mr. McLeod 1,671 PSUs; Mr. Greenfield 4,179 PSUs; Dr. Weber, 6,268 PSUs; and Mr. Howley, 4,179 PSUs.

Option Exercises and Vesting of Stock

The following table provides information regarding the exercise of stock options by our named executive officers and shares acquired upon the vesting of RSU stock awards held by them during fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael R. Minogue	105,000	45,113,820	180,507	75,551,806
Todd A. Trapp	—	—	—	—
Ian W. McLeod	3,334	944,188	5,760	2,181,529
Andrew J. Greenfield	5,000	1,992,250	11,600	4,410,973
David M. Weber	68,500	26,058,686	59,951	25,588,099
Michael G. Howley	27,500	9,808,373	11,600	4,410,973

(1)

The value realized on exercise of stock option awards is based on the difference between the closing market price of our common stock on the date of exercise of the option award and the exercise price of the option.

(2)

The value realized on vesting of stock awards granted prior to May 5, 2016 is based on the closing market price of our common stock on the date of vesting of the stock award. The value realized on vesting of stock awards granted on or after May 5, 2016 is based on the closing market price of our common stock on the date prior to vesting.

Narrative Supplement to Compensation Tables

Employment Arrangements with our Named Executive Officers

Michael R. Minogue

On April 5, 2004, we entered into an employment agreement with Michael R. Minogue in which we agreed to employ Mr. Minogue as our President and Chief Executive Officer. The agreement initially provided for an annual base salary of $325,000 for the fiscal year ended March 31, 2005, and a target bonus for such fiscal year of up to $325,000. Mr. Minogue’s employment agreement also provides that our Compensation Committee will review Mr. Minogue’s base salary and target bonus on an annual basis. In addition, pursuant to the employment agreement, Mr. Minogue was granted stock options to purchase 400,000 shares of our common stock on his date of hire. The agreement also provides for, among other things, certain vacation, life insurance and other benefits to Mr. Minogue. The employment agreement has an indefinite term, and is terminable by either party upon notice to the other.

Todd A. Trapp

On March 30, 2018, Todd A. Trapp accepted our offer letter to become our Vice President and Chief Financial Officer. The letter initially provided for an annual base salary of $480,000 for the fiscal year ended March 31, 2019, and a target bonus for such fiscal year of up to $312,000. Mr. Trapp’s offer letter also provides that our Compensation Committee will review Mr. Trapp’s base salary and target bonus on an annual basis. In addition, pursuant to the letter, Mr. Trapp was granted RSUs with an expected value of $1,800,000 shortly following his start date and is entitled to receive additional RSUs with an expected value of $850,000 in fiscal year 2020. The RSUs vest in three equal annual installments on each anniversary of the date of grant. The letter also provides for, among other things, certain vacation, life insurance and other benefits to Mr. Trapp.

Ian W. McLeod

On October 18, 2007, Ian W. McLeod accepted our offer letter to become our Corporate Controller. The offer letter provided that Mr. McLeod would receive a starting base salary of $160,000 per year. The offer letter provided for the grant to Mr. McLeod of a stock option to purchase 5,000 shares of our common stock on his date of hire, vesting annually over four years. In addition, Mr. McLeod was eligible for an annual cash incentive award with a target payout of 20% of his base salary under the offer letter. Mr. McLeod served as Interim Chief Financial Officer and Chief Accounting Officer from August 24, 2017 until the appointment of Mr. Trapp as Vice President and Chief Financial Officer as of April 9, 2018. Mr. McLeod is currently our Vice President and Corporate Controller.

Andrew J. Greenfield

On December 31, 2004, Mr. Greenfield accepted our offer letter to become our Vice President, Healthcare Solutions. The offer letter provided that Mr. Greenfield would receive a starting base salary of $150,000 per year and a sign-on bonus of $60,000. The offer letter provided for the grant to Mr. Greenfield of a stock option to purchase 30,000 shares of our common stock on his date of hire, vesting annually over four years. In addition, Mr. Greenfield was eligible for an annual cash incentive award with a target payout of $50,000. Mr. Greenfield is currently our Vice President and Chief Commercial Officer.

David M. Weber

On April 10, 2007, Dr. Weber accepted our offer letter to become our Chief Operating Officer. The offer letter provided that Dr. Weber would receive a starting salary of $250,000 per year and a signing bonus of $12,000. The offer letter provided for the grant to Dr. Weber of a stock option to purchase 130,000 shares of our common stock on his date of hire, vesting annually over four years. In addition, Dr. Weber was eligible for an annual cash incentive award with a target payout of $100,000 under the offer letter. Dr. Weber is currently our Senior Vice President and Chief Operating Officer.

Michael G. Howley

On March 5, 2009, Mr. Howley accepted our offer letter to become our Vice President and General Manager, Global Sales and Marketing. The offer letter provided that Mr. Howley would receive a starting base salary of $250,000 per year. The offer letter provided for the grant to Mr. Howley of a stock option to purchase 80,000 shares of our common stock on his date of hire, vesting annually over four years. In addition, Mr. Howley was eligible for an annual cash incentive award with a target payout of $50,000. The agreement also provides for, among other things, certain vacation and other benefits to Mr. Howley.

Additionally, each of our named executive officers that signed an offer letter rather than an individualized employment agreement (Mr. Trapp, Mr. McLeod, Dr. Weber, Mr. Greenfield and Mr. Howley) also entered into our standard nondisclosure and noncompetition agreement, which contains provisions on the handling of proprietary information and assignment of inventions, as well as restrictions on competition and solicitation during the period of employment and for two years after termination. In addition, the agreements provide that, as the executive is employed at will, we may terminate the executive with or without cause, but in the case of a termination without cause more than six months after the date employment begins, we are required to provide 28 days’ prior notice.

Change of Control Agreements with Named Executive Officers

Michael R. Minogue

We entered into a change of control agreement with Mr. Minogue when he began employment with us in April 2004. The agreement was entered into in order to provide Mr. Minogue with a sense of job security and the ability to focus on his work regardless of any impending change of control. The agreement specifically provides that, following a change of control, we will continue to employ Mr. Minogue for 24 full months in the same or a similar position at an annual base salary equal to at least twelve times the highest monthly base salary received within the last twelve months prior to the change of control and an annual cash incentive award equal to his average cash award over the last three fiscal years. In addition, Mr. Minogue agreed to remain our employee for six months following a change of control. If Mr. Minogue is still employed at the end of this six-month period following a change of control, all unvested stock options and stock appreciation rights held by him will become vested. Mr. Minogue can terminate his employment for good reason, and we may terminate his employment for or without cause. The agreement provides for certain payments to be made to Mr. Minogue or his family upon certain circumstances following a change of control, including upon his death, disability, termination of employment by us without cause, and termination of employment by him for good reason. If we terminate Mr. Minogue’s employment without cause, or Mr. Minogue terminates his employment for good reason, he will be entitled to receive cash severance payments equal to 2.99 times his base amount (as defined in Section 280(G)(b)(3) of the Code). For up to 18 months following any such termination, we are also required to provide for continuation of certain benefits provided to Mr. Minogue before the change of control on terms at least as favorable to Mr. Minogue as in effect before the change of control. These payments and benefits are described in more detail below. Additionally, upon such a termination, the vesting of all of Mr. Minogue’s then-unvested and outstanding stock options and stock appreciation rights will accelerate. In the event that Mr. Minogue is obligated to pay any excise or payroll-related taxes, including interest and penalties, under Section 4999 of the Code, Mr. Minogue will be entitled to receive a “gross-up” payment such that he will receive an after-tax amount sufficient to enable him to pay all such excise taxes, interest and penalties.

Todd A. Trapp

We entered into a change of control severance agreement with Todd A. Trapp on April 6, 2018, when he became our Vice President and Chief Financial Officer. The agreement provides that if, within two years from the date of the consummation of a change of control, we terminate Mr. Trapp without “cause” (other than in connection with the sale of some or all of the assets of the Company) or Mr. Trapp terminates his employment for “good reason,” we must pay certain severance and other benefits. These severance and benefits payments include: (i) base salary continuation payments for 24 months following the date of termination; (ii) provided Mr. Trapp makes a timely election for COBRA coverage, reimbursement for medical insurance premiums for 24 months following the termination date, unless Mr. Trapp earlier receives medical coverage through another employer; (iii) reasonable outplacement assistance with an aggregate cost of up to $10,000; and (iv) accelerated vesting of all outstanding stock options, stock appreciation rights, and restricted stock held by Mr. Trapp as of his termination date.

If, in connection with a change of control, the Board or the Compensation Committee elects to cancel outstanding stock options, stock appreciation rights or RSUs, any stock options and stock appreciation rights held by Mr. Trapp will accelerate and become exercisable 10 days prior to the change of control, and all RSUs held by Mr. Trapp will accelerate and vest immediately prior to the change of control.

Andrew J. Greenfield

We entered into a change of control severance agreement with Andrew J. Greenfield in September 2008. The agreement provides that, following a change of control, the Company will continue to employ Mr. Greenfield for two years with a position (including status, offices, titles and reporting requirements), authority, duties and responsibilities that are at least commensurate in all material respects with the most significant of those held by Mr. Greenfield during the 180-day period immediately prior to such change of control, at the location where he was employed immediately prior to the change of control or within 35 miles from such location. During this period, we will also be obligated to pay: (i) annual base salary equal to at least 12 times the highest monthly base salary paid or payable to Mr. Greenfield within the 12-month period prior to the month in which the change of control occurs, (ii) annual cash bonus at least equal to his target bonus for the fiscal year in which the change of control occurs, (iii) entitlement to participate in plans or policies applicable to his peer executives at the Company on terms no less favorable to such benefits provided to Mr. Greenfield during the one-year period prior to the change of control, and (iv) entitlement to reimbursement for reasonable business expenses and fringe and other benefits (including payment of up to $10,000 in outplacement assistance fees upon Mr. Greenfield’s termination without “cause” or his resignation). In addition, Mr. Greenfield agrees to remain employed by the Company for six months following a change of control to assist in the transition caused by the change of control on the same terms described above and with all of the same compensation and benefits described above in accordance with the most favorable plans, practices, policies and programs. If, in connection with a change of control, the Board or the Compensation Committee elects to cancel outstanding stock options, stock appreciation rights or RSUs, any unvested stock options and stock appreciation rights held by Mr. Greenfield will accelerate and become exercisable 10 days prior to the change of control, and any unvested RSUs held by Mr. Greenfield will accelerate and vest immediately prior to the change of control.

During the two-year period after a change in control, Mr. Greenfield can terminate his employment for “good reason,” and the Company can terminate his employment for or without cause. The agreement provides for certain payments to be made to Mr. Greenfield or his family upon a qualifying termination during this period. If during this period the Company terminates Mr. Greenfield’s employment without cause, or Mr. Greenfield resigns (other than during the six-month period following a change of control), he will be entitled to receive the following from the Company: (i) a lump-sum cash severance payment equal to two times his annual base salary and target bonus; (ii) continuation of medical and dental benefits on terms at least equal to those in effect before the change of control, which may become secondary benefits if Mr. Greenfield becomes eligible for such benefits under another employer’s plans or may be converted into tax-adjusted payments of an equivalent amount if the plans do not allow for Mr. Greenfield’s continued participation; (iii) reimbursement of up to $10,000 in fees paid for outplacement benefits and any other payments or benefits for which Mr. Greenfield or his family would be eligible and that generally apply to Mr. Greenfield’s peer executives at the Company and their families; and (iv) only if the Company terminates Mr. Greenfield without cause or he resigns for good reason, all remaining unvested stock options or stock appreciation rights will immediately and automatically become exercisable and all RSUs will fully vest. In the event that Mr. Greenfield is obligated to pay any excise taxes, including interest and penalties, under Section 4999 of the Code, the Company will make a “gross-up” payment to Mr. Greenfield such that he will receive an after-tax amount that equals the total amount of all excise taxes, income taxes, interests and penalties.

David M. Weber

On August 13, 2008, our Compensation Committee also authorized us to enter into change of control agreements with Dr. Weber. Under the change of control agreements, if we terminate Dr. Weber’s employment for any reason other than for cause, death or disability during the two-year period following a change of control, as defined in the change of control agreements, or if the executive terminates his employment with us for good reason during the 18-month period beginning six months after a change of control, Dr. Weber will be entitled to a lump sum payment equal to two times the sum of the executive’s then-effective annual base salary plus his target bonus. For up to two years following any such termination, we are also required to provide medical and dental benefits to Dr. Weber and his family. Additionally, upon such a termination, the vesting of all of Dr. Weber’s then-unvested and outstanding stock options and stock appreciation rights will accelerate. Upon a change of control, whether or not the executive’s employment terminates, if the Compensation Committee elects to cancel outstanding stock options, stock appreciation rights, and RSUs, all such awards then outstanding and held by the executive will accelerate and vest immediately prior to the change of control.

Ian W. McLeod and Michael G. Howley

On April 15, 2009 and May 21, 2013, we entered into change of control agreements with Mr. Howley and Mr. McLeod, respectively, which are similar to Dr. Weber’s agreement described above. However, where Mr. McLeod is terminated other than for cause or death or disability during the two-year period following a change of control, or if he resigns for good reason following a change of control, Mr. McLeod is entitled to the above-described payments only for a one-year period. Mr. McLeod also waives certain medical and dental benefits to him and his family.

Estimated Potential Payments Following a Change of Control

The following table provides information regarding the estimated amounts payable to the individuals named below upon the occurrence of the triggering events described below, in each case assuming that a change of control had occurred on March 31, 2019, the last day of our last fiscal year. The amounts shown as payable upon the triggering events described below do not include amounts earned by the individual and accrued before the occurrence of the triggering event but payable after the triggering event, such as accrued and unpaid salary or the value of accrued but unused vacation days.

Name and Triggering Events Following Change of Control	Severance ($)	Acceleration of Stock Options ($)(1)	Acceleration of RSUs ($)(2)	Benefits Continuation and Outplacement ($)	Tax Reimbursement ($)(3)	Total ($)(4)
Michael R. Minogue
Automatic acceleration of options and RSUs upon change of control(5)	—	5,214,517	60,546,794	—	—	65,761,311
Continues employment for six months(6)	—	5,214,517	—	—	—	5,214,517
Termination by us other than for cause or by executive for good reason(7)	121,470,466	5,214,517	60,546,794	32,576	47,679,328	234,943,681
Todd A. Trapp
Automatic acceleration of options and RSUs upon a change of control (8)	—	—	2,224,175	—	—	2,224,175
Termination by us other than for cause or by executive for good reason(7)	960,000	—	2,224,175	46,768	—	3,230,943
Ian W. McLeod:
Automatic acceleration of options and RSUs upon change of control(9)	—	426,202	1,854,622	—	—	2,280,824
Termination by us other than for cause or by executive for good reason(7)	380,206	426,202	1,854,622	10,000	—	2,671,030
Andrew J. Greenfield
Automatic acceleration of options and RSUs upon change of control(10)	—	964,793	4,454,919	—	—	5,419,712
Termination by us other than for cause or by executive for good reason(7)	1,055,708	964,793	4,454,919	46,768	—	6,522,188
David M. Weber
Automatic acceleration of options and RSUs upon change of control(11)	—	1,239,915	18,473,675	—	—	19,713,590
Termination by us other than for cause or by executive for good reason(7)	1,605,378	1,239,915	18,473,675	46,768	—	21,365,736
Michael G. Howley
Automatic acceleration of options and RSUs upon change of control(12)	—	1,150,763	4,454,919	—	—	5,605,682
Termination by us other than for cause or by executive for good reason(7)	1,195,392	1,150,763	4,454,919	46,768	—	6,847,842

(1)

Represents the estimated value of the acceleration of the vesting of stock options held by the executive, assuming a stock price of $285.59, which was the closing market price of our common stock on March 31, 2019. This value is based on the difference between such price and the exercise price of the accelerated stock options. All stock options held by the named executive officers accelerate in full if the executive is terminated following a change of control other than for cause or if the executive terminates employment for good reason. In addition, in the case of Mr. Minogue, all stock options and stock appreciation rights accelerate in full if following a change of control his employment continues for at least six months. In the case of all named executive officers, the stock options will also vest in full if our Board of Directors or Compensation Committee exercises its discretion to cancel outstanding stock options in a change of control.

(2)

Represents the estimated value of the acceleration of the vesting of certain RSUs (assuming payout at maximum) held by the executives, assuming a stock price of $285.59, which was the closing market price of our common stock on March 31, 2019. Additional detail about such acceleration is described in the footnotes below.

(3)

Represents the estimated gross-up payment owed to the executives based on the assumptions in this table. Mr. Minogue is entitled to a full gross-up payment to the extent of any excise tax imposed pursuant to Section 4999 of the Code. The other named executive officers, are entitled to a gross-up payment to the extent that any excise tax is imposed by Section 4999 of the Code, but subject to other limitations on the amount of gross-up for the excise tax.

(4)

Does not include amounts the executive would be entitled to if his employment was terminated due to death or disability. Each executive or his estate is, upon the executive’s termination due to death or disability, entitled to receive the executive’s earned but unpaid compensation as well as benefits at least equal to the most favorable family benefits provided by the Company to surviving families of peer executives. In addition, if Mr. Minogue’s or Dr. Weber’s employment is terminated due to death or disability, the executive’s TSR award(s) shall vest pro rata based on the Company’s performance on the date of termination.

(5)

Reflects the value of all outstanding stock options and time-based RSU awards granted to Mr. Minogue on May 24, 2016, May 15, 2017 and May 16, 2018, each of which by its terms vests in full upon a change of control of the Company (assuming the stock options are not assumed or substituted in the transaction). Also reflects the value of PSU and RSU awards granted to Mr. Minogue on May 13, 2015, June 15, 2015, May 24, 2016 and May 15, 2017, each of which, by its terms vests in full upon a change of control of the Company.

(6)	This row does not reflect the value of continued compensation for services rendered during the course of employment or the effect of continued vesting of stock options following a change of control.
(7)

Assumes that termination occurs on March 31, 2019. Termination later in the year would also entitle the executive to a pro rata portion of his bonus, based on the number of days lapsed during the year prior to termination. Bonus amounts and severance payments are payable in a lump sum. Benefits continuation consists of the continuation of medical benefits for the executive and his family, which, as of March 31, 2019, are payable over a period of 18 months in the case of Mr. Minogue and over 24 months for the other named executive officers. Also includes outplacement of up to $5,000 in the case of Mr. Minogue, and $10,000 in the case of the named executive officers other than Mr. Minogue. Other perquisites and personal benefits are excluded because the estimated aggregate amount of such benefits is less than $10,000 for each named executive officer.

(8)

Reflects the value of all outstanding stock options and RSU awards granted to Mr. McLeod, Mr. Greenfield, and Mr. Howley on May 24, 2016, May 15, 2017, and May 16, 2018, each of which by its terms vests in full upon a change of control of the Company (assuming the stock options are not assumed or substituted in the transaction). Also reflects the value of performance and time-based RSU awards granted to Mr. McLeod on May 24, 2016, May 15, 2017 and May 16, 2018, which, by their terms, vest in full upon a change of control of the Company.

(9)

Reflects the value of all outstanding stock options and RSU awards granted to Dr. Weber on May 24, 2016, May 15, 2017 and May 16, 2018, each of which by its terms vests in full upon a change of control of the Company (assuming the stock options are not assumed or substituted in the transaction). Also reflects the value of performance and time-based RSU awards granted to Dr. Weber on May 13, 2015, June 15, 2015, May 24, 2016 and May 15, 2017, each of which, with the exception of the May 13, 2015 grant, by its terms vests in full upon a change of control of the Company. The May 13, 2015 grant by its terms vests two-thirds upon a change of control of the Company.

(10)

Reflects the value of all outstanding stock options and time-based RSU awards granted to Mr. Greenfield on May 24, 2016, May 15, 2017, and May 16, 2018, each of which by its terms vests in full upon a change of control of the Company (assuming the stock options are not assumed or substituted in the transaction). Also reflects the value of performance and time-based RSU awards granted to Mr. Greenfield on May 24, 2016, May 15, 2017, and May 16, 2018, which, by their terms, vest in full upon a change of control of the Company.

(11)

Reflects the value of all outstanding stock options and time-based RSU awards granted to Dr. Weber on May 24, 2016, May 15, 2017 and May 16, 2018, each of which by its terms vests in full upon a change of control of the Company (assuming the stock options are not assumed or substituted in the transaction). Also reflects the value of performance and time-based RSU awards granted to Dr. Weber on June 15, 2015, May 24, 2016, May 15, 2017 and May 16, 2018, each of which by its terms vests in full upon a change of control of the Company.

(12)

Reflects the value of all outstanding stock options and RSU awards granted to Mr. Howley on May 24, 2016, May 15, 2017, and May 16, 2018, each of which by its terms vests in full upon a change of control of the Company (assuming the stock options are not assumed or substituted in the transaction). Also reflects the value of performance and time-based RSU awards granted to Mr. Howley on May 24, 2016, May 15, 2017, and May 16, 2018, which, by their terms, vest in full upon a change of control of the Company.

CHIEF EXECUTIVE OFFICER PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our Chief Executive Officer, Mr. Minogue, and the ratio of these two amounts. For the twelve-month period ended March 31, 2019, our last completed fiscal year:

•	The estimated annual total compensation for the median employee of the Company (excluding Mr. Minogue) was $115,794; and

•	Mr. Minogue’s annual total compensation, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $19,243,230.

Based on this information for fiscal 2019, we estimate that the ratio of the annual total compensation of Mr. Minogue to the median annual total compensation of our employees (other than Mr. Minogue) was approximately 166 to 1.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio for the Company. Unless stated below, we have not applied any such exclusions.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and Mr. Minogue, we took the following steps:

•

Pursuant to SEC rules, we used the same median employee we used to calculate the pay ratio under SEC rules in fiscal 2018, who we previously identified as of January 31, 2018. In fiscal 2019, there was no significant change to the Company’s employee population or compensation arrangements, and the median employee’s circumstances did not change so as to impact significantly the pay ratio (with changes to the ratio instead stemming from changes to Mr. Minogue’s compensation, based primarily on an increase in the grant date fair value of his equity awards).

•

We combined all of the elements of the median employee’s compensation for fiscal 2019 in accordance with applicable SEC rules (all compensation as would be disclosed in the Summary Compensation Table if the employee were a named executive officer), resulting in annual total compensation of $115,794. The difference between such employee’s annual total compensation as used for purposes of determining our median employee and as used for purposes of determining our Chief Executive Officer pay ratio was approximately $10,844, which reflects that, for purposes of determining our Chief Executive Officer pay ratio, the median employee’s annual total compensation included the grant date fair value of RSUs and other benefits.

•	With respect to the annual total compensation of Mr. Minogue, we used the amount reported in the “Total Compensation” column of the Summary Compensation Table for fiscal 2019.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 31, 2019 regarding securities authorized for issuance under our equity compensation plans. Our equity compensation plans under which awards may currently be granted include the 2015 Plan and our Amended & Restated 1988 Employee Stock Purchase Plan (the “ESPP”), both of which have been approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	1,472,595	(1)	$87.14	(2)	4,082,165	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	1,472,595		$87.14		4,082,165

(1)	Amount includes 852,690 shares of common stock underlying outstanding stock options and 619,905 shares of common stock deliverable upon the vesting of outstanding RSUs, each under the 2015 Plan.
(2)	The weighted-average exercise price only includes all outstanding stock options.
(3)	Consists of 3,894,771 securities available for future issuance under the 2015 Plan and 187,394 securities available for future issuance under the ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on June 10, 2019, there were 45,283,194 shares of our common stock issued and outstanding and entitled to vote. The following table provides information, as of June 10, 2019, with respect to the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of five percent or more of our common stock;

•	each of our directors and nominees for director;

•	each of our “named executive officers” listed in the Summary Compensation Table under “Executive Compensation” above; and

•	all of our current directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.

This information is based upon information received from or on behalf of the individuals named therein. Unless otherwise noted, the address for each individual is c/o ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Name(1)	Shares Outstanding Beneficially Owned	Shares Subject to Right to Acquire Within 60 Days(5)	Total Number of Shares Beneficially Owned	Percentage of Total Outstanding Shares Beneficially Owned
Five-Percent-or-More Beneficial Owners
PRIMECAP Management Company(2)	3,230,240	—	3,230,240	7.1%
The Vanguard Group, Inc.(3)	5,051,033	—	5,051,033	11.2%
Blackrock, Inc.(4)	3,165,242	—	3,165,242	7.0%
Directors and Named Executive Officers
Michael R. Minogue(6)	409,511	482,850	892,361	2.0%
Todd A. Trapp	386	-	386	*
Andrew J. Greenfield(7)	46,119	20,666	66,785	*
David M. Weber(8)	116,354	98,639	214,993	*
Michael G. Howley(9)	60,929	41,166	102,095	*
Ian McLeod	525	2,333	2,858	*
Martin P. Sutter	187,355	12,531	199,886	*
Dorothy E. Puhy(10)	32,627	531	33,158	*
Paul G. Thomas	11,581	531	12,112	*
Christopher D. Van Gorder	5,305	531	5,836	*
Jeannine M. Rivet	6,415	531	6,946	*
Eric A. Rose	12,652	531	13,183	*
All current executive officers and directors as a group(11)	889,234	658,507	1,547,741	3.4%

*	Less than one percent.
(1)	Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed.
(2)

Based on information provided in a Schedule 13G filed by PRIMECAP Management Company on February 8, 2019. PRIMECAP Management Company has sole voting power with respect to 2,889,473 shares of common stock and sole dispositive power with respect to 3,230,240 shares. The principal business address of PRIMECAP Management Company is 117 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105.

(3)

Based on information provided in a Schedule 13G filed by The Vanguard Group, Inc. on February 11, 2019, in its capacity as investment adviser. Includes 40,681 shares of common stock beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts and 34,386 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as an investment manager of Australia investment offerings. The Vanguard Group, Inc. has sole voting power with respect to 54,044 shares, sole dispositive power with respect to 4,988,893 shares, shared voting power with respect to 9,454 shares and shared dispositive power with respect to 5,051,033 shares. The principal business address of The Vanguard Group, Inc. and other reporting persons is 100 Vanguard Group, Malvern PA 19355.

(4)

Based on information provided in a Schedule 13G filed by Blackrock, Inc. on February 4, 2019. Blackrock, Inc. has sole voting power with respect to 2,790,174 shares of common stock and sole dispositive power with respect to 3,165,242 shares. The principal business address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Shares are deemed to be beneficially owned due to the individual’s right to acquire the shares upon the exercise of outstanding stock options or vesting of RSUs within 60 days from June 10, 2019 or upon termination of service other than for death, disability of involuntary termination.

(6)

Based on information provided in a Form 4 filed pursuant to Section 16(a) of the Exchange Act on June 3, 2019, shares beneficially owned by Mr. Minogue include 262,482 shares of common stock beneficially owned indirectly through trusts.

(7)

Based on information provided in a Form 4 filed pursuant to Section 16(a) of the Exchange Act on June 3, 2019, shares beneficially owned by Mr. Greenfield include 12,032 shares of common stock beneficially owned indirectly through a trust.

(8)

Based on information provided in a Form 4 filed pursuant to Section 16(a) of the Exchange Act on June 3, 2019, shares beneficially owned by Dr. Weber include 15,497 shares of common stock beneficially owned indirectly through a trust.

(9)

Based on information provided in a Form 4 filed pursuant to Section 16(a) of the Exchange Act on June 3, 2019, shares beneficially owned by Mr. Howley include 20,510 shares of common stock beneficially owned indirectly through a trust.

(10)

Based on information provided in a Form 4 filed pursuant to Section 16(a) of the Exchange Act on August 9, 2018, shares beneficially owned by Ms. Puhy include 11,335 shares of common stock beneficially owned indirectly through a trust.

(11)

Includes shares beneficially owned by Michael R. Minogue, Dorothy E. Puhy, Jeannine M. Rivet, Eric A. Rose, Martin P. Sutter, Paul G. Thomas, Christopher D. Van Gorder, Andrew J. Greenfield, Michael G. Howley, Todd A. Trapp and David M. Weber. Ian W. McLeod is not included in this group because, while he is a named executive officer due to his brief tenure in fiscal 2019 as Interim Chief Financial Officer, he is not currently an executive officer of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. Pursuant to this charter, the Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes and to oversee the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements, but not to verify independently the information provided to the Audit Committee. A brief description of the primary responsibilities of the Audit Committee is included under the heading “The Board of Directors and Certain Governance Matters—Committees of the Board of Directors—Audit Committee.”

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2019, the audit financial statements for the fiscal year ended March 31, 2019. To oversee management’s testing and evaluation of the Company’s internal control over financial reporting, the Audit Committee also received periodic updates on this topic provided by management and Deloitte & Touche LLP at each scheduled Audit Committee meeting. The Audit Committee met with Deloitte & Touche LLP, with and without the Company’s management present, to discuss the overall scope and plan of the audit, the results of the audit and the independent registered public accounting firm’s evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit Committee also discussed with Deloitte & Touche LLP matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). In addition, we received from Deloitte & Touche LLP written disclosures and the letter required by applicable requirements of the PCAOB and discussed these documents with Deloitte & Touche LLP, as well as other matters related to Deloitte & Touche LLP’s independence from management and the Company.

Based on the reviews and discussions referred to above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its 2019 Annual Report for filing with the SEC.

Audit Committee

Dorothy E. Puhy (Chair)

Jeannine M. Rivet

Eric A. Rose

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Fees of Independent Registered Public Accounting Firm

The following table shows fees for professional audit services, billed to us by Deloitte & Touche LLP, including its affiliates, for the audit of our annual consolidated financial statements for the fiscal years ended March 31, 2019 and 2018, and fees billed to us by Deloitte & Touche LLP for other services provided during such fiscal years:

Fee Category	Year ended 3/31/2019	Year ended 3/31/2018
Audit fees	$1,418,500	$1,254,000
Audit-related fees	0	0
Tax fees	82,500	106,642
All other fees	2,000	2,000

Total fees	$1,503,000	$1,362,642

Audit fees.  Audit fees include fees paid by us to Deloitte & Touche LLP in connection with its annual audit of our consolidated financial statements and its review of our interim financial statements as reported in our quarterly filings with the SEC. Audit fees also include fees paid by us to Deloitte & Touche LLP in connection with its annual audit of our internal control over financial reporting.

Audit-related fees.  Audit-related fees include fees paid by us to Deloitte & Touche LLP that principally cover assurance and related services that are traditionally performed by our independent registered public accounting firm.

Tax fees.  Tax fees cover services performed by the tax personnel of Deloitte & Touche LLP, except those services specifically related to the audit of our consolidated financial statements, and include fees for tax compliance, tax planning and advice.

All other fees. All other fees include the aggregate fees recognized for services provided by Deloitte & Touche LLP (including for our subscription to the firm’s accounting research tool), other than audit, audit-related and tax services.

Our Audit Committee has determined that the services Deloitte & Touche LLP performed for us during the fiscal year ended March 31, 2019 were at all times compatible with its independence.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has the sole authority to approve the scope of the audit and any audit or permitted non-audit services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and permitted non-audit services by our independent registered public accounting firm. Our Audit Committee will not approve the engagement of our independent registered public accounting firm to perform any services that our independent registered public accounting firm would be prohibited from providing under applicable securities laws. In assessing whether to approve the use of our independent registered public accounting firm for permitted non-audit services, our Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our Audit Committee has delegated pre-approval authority for non-audit services to the Chair of our Audit Committee within the guidelines discussed above. The Chair is required to inform our Audit Committee at its next scheduled meeting of each decision to permit our independent registered public accounting firm to perform non-audit services. All audit and other services provided by Deloitte & Touche LLP were pre-approved for each of the last two fiscal years.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Under its charter, the Audit Committee of our Board of Directors is responsible for reviewing any proposed related party transaction (as defined under the rules of the Nasdaq Stock Market and Item 404(a) of Regulation S-K) and, if appropriate, approving such transaction. In addition, the conflict of interest section in our Code of Conduct and Compliance Policy provides that specified conflict of interest transactions are prohibited. Examples of these conflict of interest transactions include serving as a director, officer or employee of or consultant to any competitor or any entity that does business with us or having a substantial undisclosed direct or indirect interest in any entity that does business with us. Other than the foregoing, we have no established policies or procedures, written or otherwise, for the review, approval or ratification of transactions where related persons have a material interest.

Mr. Van Gorder, a member of our Board, is Chief Executive Officer of Scripps Health, which purchases our products and services. We recognized $2.4 million in revenues from Scripps Health during the fiscal year ended March 31, 2019, which represented less than 1% of our revenues for such year. We expect that Scripps Health will continue to purchase our products in the future. Other than these transactions with Scripps Health, there were no related party transactions in the fiscal year ended March 31, 2019 as required to be reported under Item 404(a) of Regulation S-K.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC, and furnish us with copies of such filings.

Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during fiscal year 2019, our directors, officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements, except as follows: Mr. Sutter filed a Form 4 on April 3, 2019 for a transaction involving the acquisition of 59 shares of our common stock on March 31, 2019, due to an administrative issue involving his SEC filing codes.

GENERAL AND OTHER INFORMATION

Stock Trading Practices

We maintain an insider trading policy that, among other things, prohibits officers, directors, employees and contract employees of the Company and its subsidiaries from trading the Company’s securities during quarterly blackout periods and also contains other restrictions on trading activities designed to avoid any circumstance where Company insiders may be deemed to have traded on material nonpublic information. As discussed in “Compensation Discussion and Analysis,” the policy also prohibits insiders from hedging their ownership of our securities, engaging in short sales with respect to our securities, or pledging shares of our securities.

Other Proposed Action for 2019

Our Board of Directors knows of no other business to come before the 2019 Annual Meeting of Stockholders. However, if any other business should properly be presented at the meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies pursuant to Rule 14a-4(c) under the Exchange Act.

Householding of Proxy Materials

The SEC permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra conveniences for stockholders and cost savings for companies.

Some brokers household our proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple sets of proxy materials and wish to receive only one, please notify your broker. Stockholders who currently receive multiple sets of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

Annual Report to Stockholders and Annual Report on Form 10-K

Additional copies of our annual report to stockholders for the fiscal year ended March 31, 2019 and copies of our annual report on Form 10-K for the fiscal year ended March 31, 2019 as filed with the SEC (referred to this in this Proxy Statement as the “2019 Annual Report”) are available to stockholders without charge upon written request addressed to: Investor Relations, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Stockholder Proposals for 2020

Stockholders who wish to present a proposal for inclusion in our proxy materials for our 2020 Annual Meeting of Stockholders should follow the procedures prescribed in Rule 14a-8 under the Exchange Act. Those procedures require that we receive a stockholder proposal in writing no later than February 26, 2020 in order for such proposal to be included in our proxy materials. Written requests for inclusion should be addressed to: ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923, Attention: Vice President, General Counsel and Secretary.

Under our bylaws, stockholders who wish to nominate a director or include a proposal in our 2020 Annual Meeting of Stockholders (but do not wish to include such nomination or proposal in our proxy materials) must give us timely notice. To be timely, a notice of such director nomination or such other proposal for the 2020 Annual Meeting of Stockholders must be received by us no earlier than 60 days and no later than 45 days prior to any meeting of stockholders called for the election of directors. The notice must contain specified information that is prescribed in our bylaws about you and the director nominee or the proposal, as applicable. Written requests should be addressed to: ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923, Attention: Vice President, General Counsel and Secretary.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at

www.proxyvote.com.

For directions to the Annual Meeting, please visit http://www.abiomed.com/proxy.

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E71814-P23673-Z74819

ABIOMED, INC.

Annual Meeting of Stockholders

August 7, 2019 8:00 A.M. Eastern Time

This proxy is solicited by the Board of Directors.

The undersigned, revoking all prior proxies, hereby appoints Michael R. Minogue, Todd A. Trapp and Marc A. Began and each of them acting singly, as proxies, with full power of substitution, to vote all shares of capital of ABIOMED, Inc. that the undersigned is entitled to vote at the 2019 Annual Meeting of Stockholders of ABIOMED, Inc. to be held at 8:00 A.M. Eastern Time on August 7, 2019 at the Beauport Hotel, 55 Commercial Street, Gloucester, Massachusetts 01930, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and the related Proxy Statement, copies of which have been made available to the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates the undersigned’s intention to vote the shares represented hereby in person prior to the exercise of this proxy.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

Continued and to be signed on reverse side

ABIOMED, INC. 22 CHERRY HILL DRIVE DANVERS, MA 01923

YOUR VOTE IS IMPORTANT.

VOTE BY INTERNET/TELEPHONE/MAIL

24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If you are a shareholder of record or hold shares through a broker or bank, your vote must be received by 11:59 p.m. Eastern Time on August 6, 2019.

If you are voting shares held under an ABIOMED, Inc. equity incentive plan, however, your vote with respect to those plan shares must be received by 11:59 p.m. Eastern Time on August 4, 2019. Please consult the separate voting instructions provided for persons holding shares through an ABIOMED, Inc. equity incentive plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E71813-P23673-Z74819                    KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ABIOMED, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR ALL nominees in Proposal 1:
1.	Election of Directors	☐	☐	☐
Nominees:
1) Michael R. Minogue
2) Martin P. Sutter

The Board of Directors recommends that you vote FOR Proposal 2:		For	Against	Abstain

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

2.	Approval, by non-binding advisory vote, of the compensation of our named executive officers.	☐	☐	☐
The Board of Directors recommends that you vote FOR Proposal 3:
3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date